SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to §240.14a-12

COMMERCE BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]  No fee required.
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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____________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 15, 2007
____________________________________________________

The 2007 Annual Meeting of Shareholders (the “Annual Meeting”) of Commerce Bancorp, Inc. (“Bancorp”) will be held at Commerce University, 4140 Church Road, Mt. Laurel, New Jersey, on Tuesday, May 15, 2007, at 5:30 P.M., local time to consider and act upon the following matters as more fully described in the annexed proxy statement:

1. election of thirteen (13) directors, each for a term of one year and until their respective successors are duly elected and qualified or until the director’s earlier resignation or removal; and

2. any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed April 2, 2007 as the record date for determination of shareholders entitled to vote at the Annual Meeting. All shareholders of record of Bancorp common stock (NYSE: CBH) at the close of business on that date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

If you are a registered shareholder (that is, if your stock is registered in your name), you may vote by mail, telephone or electronically through the Internet, by following the instructions included with your proxy card. The deadline for voting by telephone or electronically through the Internet is 3 A.M., eastern daylight time, on May 15, 2007. If you vote by telephone or electronically through the Internet, you do not need to return your proxy card. If your shares are held in “street name” (that is, if your stock is registered in the name of your broker, bank, or other nominee), please check your proxy card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically through the Internet.

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, you are urged to vote your shares promptly to ensure they are represented at the Annual Meeting.

By Order of the Board of Directors
C. Edward Jordan, Jr.,
Secretary

April 12, 2007
Cherry Hill, New Jersey

COMMERCE BANCORP, INC.

COMMERCE ATRIUM
1701 ROUTE 70 EAST
CHERRY HILL, NEW JERSEY 08034-5400

PROXY STATEMENT

This proxy statement and the enclosed proxy are being furnished to shareholders of Commerce Bancorp, Inc. (“Bancorp”) in conjunction with the solicitation of proxies by the Board of Directors of Bancorp (the “Board”) for use at Bancorp’s 2007 Annual Meeting of Shareholders to be held on Tuesday, May 15, 2007, at 5:30 P.M., local time, at Commerce University, 4140 Church Road, Mt. Laurel, New Jersey (the “Annual Meeting”), and at any adjournment or postponement of the Annual Meeting. The approximate date upon which this proxy statement and the accompanying form of proxy are being first sent or given to Bancorp’s shareholders is April 12, 2007.

What is the purpose of the Annual Meeting?

At the Annual Meeting, Bancorp shareholders will act on the matters outlined in the Notice of Annual Meeting, including the election of thirteen (13) directors; and any other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Who pays expenses related to the proxy solicitation?

The expenses of the proxy solicitation will be borne by Bancorp. In addition to solicitation by mail, proxies may be solicited in person or by telephone by directors, officers or employees of Bancorp and its subsidiaries without additional compensation. Bancorp may engage the services of a proxy-soliciting firm. Bancorp is required to pay the reasonable expenses incurred by recordholders of Bancorp common stock, par value $1.00 per share (“Common Stock”), who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material and annual shareholder reports to the beneficial owners of Common Stock they hold of record, upon request of such recordholders.

Who is entitled to vote?

The Board has fixed the close of business on April 2, 2007 (the “Record Date”), as the date for determining holders of record of Bancorp Common Stock entitled to receive notice of, and to vote at, the Annual Meeting. On the Record Date, there were 190,943,102 shares of Common Stock outstanding.

What are the voting rights?

Each recordholder of Common Stock is entitled to cast one vote for each share held on the Record Date. Pursuant to the New Jersey Business Corporation Act (the “NJBCA”), the election of directors will be determined by a plurality vote and the thirteen (13) nominees receiving the most “FOR” votes will be elected. Approval of any other proposal will require the affirmative vote of a majority of the votes cast on the proposal.

What constitutes a quorum?

The holders of a majority of the aggregate outstanding shares of Common Stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and at any postponement or adjournment of the Annual Meeting. Pursuant to the NJBCA, abstentions and broker non-votes (described below) will be counted for the purpose of determining whether a quorum is present.

What is the effect of abstentions and broker non-votes?

Under the NJBCA, abstentions, or a withholding of authority, or broker non-votes, are not counted as votes cast and, therefore, will have no effect on any proposal at the Annual Meeting. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the applicable stock exchange or other organization of which they are members. Members of the New York Stock Exchange (“NYSE”) are permitted to vote their clients’ shares in their own discretion as to the election of directors and certain other “routine” matters if the clients have not timely furnished voting instructions prior to the Annual Meeting. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the omitted votes are referred to as “broker non-votes.”

How do I vote my shares?

If you are a registered shareholder (that is, if your stock is registered in your name), you may attend the Annual Meeting and vote in person, or vote by proxy. You may vote by proxy by telephone, electronically through the Internet, or by mail by following the instructions included with your proxy card. The deadline for registered shareholders to vote telephonically or electronically through the Internet is 3 A.M., eastern daylight time, on May 15, 2007.

Bancorp encourages you to take advantage of these ways to vote your shares for matters to be covered at the Annual Meeting. Set forth below is a summary of the three voting methods which registered shareholders may utilize to submit their votes by proxy.

Vote by telephone - use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your control number(s), which are located on your proxy card and then follow the directions given.

Vote electronically through the Internet - use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number(s), which are located on your proxy card to create and submit an electronic ballot.

Vote by mail - mark, sign and date your proxy card and return such card in the postage-paid envelope Bancorp has provided you.

If you vote by telephone or electronically through the Internet, you do not need to return your proxy card.

Please note that although there is no charge to you for voting by telephone or electronically through the Internet, there may be costs associated with electronic access such as usage charges for Internet service providers and telephone companies. Bancorp does not cover these costs; they are solely your responsibility. The telephone and Internet voting procedures being made available to you are valid forms of granting proxies under the NJBCA.

If you hold your shares through a broker, bank, or other nominee (that is, if your stock is held in “street name”), please check your proxy card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically through the Internet.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone or electronically through the Internet but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote your shares of Common Stock:

•	“for” the election of all nominees for director; and

•
with respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote the proxies in their discretion in accordance with their best judgement and in the manner they believe to be in the best interest of Bancorp.

Can I change my vote after submitting my proxy?

Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. If you are a shareholder of record, you may revoke your proxy by:

•	submitting a later-dated proxy by telephone, Internet or mail; or

•	attending the Annual Meeting and voting in person. Your attendance alone will not revoke your proxy. You must also vote in person at the Annual Meeting.

If you hold your shares in street name, you must contact your broker, bank or other nominee regarding how to change your vote.

Can shareholders speak or ask questions at the Annual Meeting?

Yes. Bancorp encourages shareholders to ask questions or to voice their views. Bancorp also wishes to assure order and efficiency for all attending shareholders. Accordingly, the Chairman of the Annual Meeting will have sole authority to make any determinations on the conduct of the Annual Meeting, including time allotted for each shareholder inquiry or similar rules to maintain order. Such determination by the Chairman of the Annual Meeting will be final, conclusive and binding. Anyone who is disruptive or refuses to comply with such rules of order will be excused from the Annual Meeting.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table shows, as of the Record Date, the beneficial ownership of Bancorp’s Common Stock by (i) each person who is known by Bancorp to be the beneficial owner of more than 5% of Bancorp Common Stock, (ii) each director and nominee for director of Bancorp, (iii) each of the executive officers of Bancorp named in the Summary Compensation Table and (iv) all the directors, nominees for director and executive officers of Bancorp as a group. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares.

Name of Beneficial Owner or Identity of Group	Number of Shares Beneficially Owned(1)	Percent of Class Beneficially Owned(1)
Jack R Bershad	268,642(2)	*
Joseph E. Buckelew	1,305,799(3)	*
Donald T. DiFrancesco	49,625(4)	*
Nicholas A. Giordano	-	*
Vernon W. Hill, II	6,171,382(5)	3.21%
Morton N. Kerr	45,362(6)	*
Steven M. Lewis	1,079,237(7)	*
John K. Lloyd	19,575(8)	*
George E. Norcross, III	2,682,285(9)	1.39%
Daniel J. Ragone	378,003(10)	*
William A. Schwartz, Jr.	237,629(11)	*
Joseph T. Tarquini, Jr.	1,121,381(12)	*
Joseph S. Vassalluzzo	109,375(13)	*
Dennis M. DiFlorio	1,808,563(14)	*
Robert D. Falese, Jr.	857,775(15)	*
Douglas J. Pauls	375,908(16)	*
All Directors, Nominees for Director and Executive Officers of Bancorp as a Group (18 Persons)	16,938,274(17)	8.57%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	10,577,000(18)	5.54%
Putnam, LLC One Post Office Square Boston, MA 02109	14,801,671(19)	7.75%
The TCW Group, Inc. 865 South Figueroa Street Los Angeles, CA 90017	20,132,896(20)	10.54%

* less than 1%

(1) The securities "beneficially owned" are determined in accordance with the definitions of "beneficial ownership" as set forth in the regulations of the Securities and Exchange Commission ("SEC") and, accordingly, may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same residence as such individual as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options, or other securities convertible or exercisable into Bancorp Common Stock, within 60 days after the Record Date. Shares subject to outstanding stock options, or other securities convertible or exercisable into Bancorp Common Stock, which an individual has the right to acquire within 60 days after the Record Date are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such individual or any group including such individual only. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Includes 53,865 shares of Bancorp Common Stock held by Mr. Bershad's wife and 132,875 shares of Bancorp Common Stock issuable upon the exercise of stock options granted under Bancorp's 1998 Stock Option Plan for Non-Employee Directors.

(3) Includes 316,976 shares of Bancorp Common Stock held by Mr. Buckelew's wife, 9,556 shares of Bancorp Common Stock held by Buckelew & Lane Investments, 24,879 shares of Bancorp Common Stock allocated to Mr. Buckelew's account under Bancorp's 401(k) Plan and 311,250 shares of Bancorp Common Stock issuable upon the exercise of stock options granted under Bancorp's Employee Plans, as defined below. Mr. Buckelew is a partner of Buckelew & Lane Investments.

(4) Includes 3,652 shares of Bancorp Common Stock held jointly with Mr. DiFrancesco's wife, 3,778 shares of Bancorp Common Stock held by Mr. DiFrancesco's wife and 39,375 shares of Bancorp Common Stock issuable upon the exercise of stock options granted under Bancorp's 1998 Stock Option Plan for Non-Employee Directors.

(5) Includes 207,360 shares of Bancorp Common Stock held by Site Development Inc., 90,078 shares of Bancorp Common Stock held by Mr. Hill's wife, 291,084 shares of Bancorp Common Stock held by S. J. Dining, Inc., 297,332 shares of Bancorp Common Stock held by U.S. Restaurants, Inc., 314,433 shares of Bancorp Common Stock held by J.V. Properties, 71,496 shares of Bancorp Common Stock held by InterArch, Inc., 333,391 shares of Bancorp Common Stock held by InterArch, Inc. Profit Sharing Plan, 253,155 shares of Bancorp Common Stock held by the Hill Family Trust, 371,988 shares of Bancorp Common Stock held by the Hill Family Foundation, 9,045 shares of Bancorp Common Stock held by Galloway National Golf Club and 85,455 shares of Bancorp Common Stock allocated to Mr. Hill's account under Bancorp's 401(k) Plan. Mr. Hill is the Chairman of the Board of Site Development, Inc., a shareholder of S. J. Dining, Inc., a shareholder of U.S. Restaurants, Inc., a partner in J.V. Properties, a co-trustee and beneficiary of the Hill Family Trust, a trustee of the Hill Family Foundation, and a principal equity holder of Galloway National Golf Club. InterArch, Inc., is a company owned by Mr. Hill's wife and Mrs. Hill is a trustee of InterArch, Inc. Profit Sharing Plan. This amount also includes 1,225,000 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Hill under Bancorp's Employee Plans. Of the shares beneficially owned by Mr. Hill, 1,417,880 shares are subject to pledge.

(6) Includes 18,287 shares of Bancorp Common Stock held by the Markeim-Chalmers, Inc. Pension Plan. Mr. Kerr is a trustee of the Markeim-Chalmers, Inc. Pension Plan. This amount also includes 26,875 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Kerr under Bancorp’s 1998 Stock Option Plan for Non-Employee Directors.

(7) Includes 77,908 shares of Bancorp Common Stock held jointly with Mr. Lewis' wife, 291,084 shares of Bancorp Common Stock held by S. J. Dining, Inc., 297,332 shares of Bancorp Common Stock held by U.S. Restaurants, Inc. and 135,895 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Lewis under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors. Mr. Lewis is President of S. J. Dining, Inc. and President of U.S. Restaurants, Inc. This amount also includes 34,316 shares of Bancorp Common Stock held in trust for Mr. Lewis' minor children. Of the shares beneficially owned by Mr. Lewis, 633,612 shares are subject to pledge.

(8) Includes 1,200 shares of Bancorp Common Stock held as custodian for Mr. Lloyd’s minor children and 18,375 shares of Bancorp Common Stock issuable upon the exercise of stock options granted under the 1998 Stock Option Plan for Non-Employee Directors.

(9) Includes 721,900 shares of Bancorp Common Stock held jointly with Mr. Norcross' wife, 2,625 shares of Bancorp Common Stock held by Mr. Norcross' wife, 9,784 shares of Bancorp Common Stock held as custodian for Mr. Norcross' minor children, 354,429 shares of Bancorp Common Stock held under a grantor trust for Mr. Norcross' minor children, 35,477 shares of Bancorp Common Stock allocated to Mr. Norcross' account under Bancorp's 401(k) Plan and 1,558,068 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Norcross under Bancorp's Employee Plans. Of the shares beneficially owned by Mr. Norcross, 1,065,929 shares are subject to pledge.

(10) Includes 79,150 shares of Bancorp Common Stock held by Mr. Ragone's wife, 34,050 shares of Bancorp Common Stock held jointly with Mr. Ragone's wife, 14,300 shares of Bancorp Common Stock held by the Daniel J. Ragone Family Foundation and 87,190 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Ragone under Bancorp's 1998 Stock Option Plan for Non-Employee Directors. Mr. Ragone is the trustee of the Daniel J. Ragone Family Foundation. Of the shares beneficially owned by Mr. Ragone, 34,050 shares are subject to pledge.

(11) Includes 14,027 shares of Bancorp Common Stock held by Mr. Schwartz's wife, 107,629 shares of Bancorp Common Stock held jointly with Mr. Schwartz's wife and 111,091 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Schwartz under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors. Of the shares beneficially owned by Mr. Schwartz, 97,206 shares are subject to pledge.

(12) Includes 904,430 shares of Bancorp Common Stock held by JCT Associates, L.P., 9,392 shares of Bancorp Common Stock held by The Tarquini Foundation and 207,559 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Tarquini under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors. Mr. Tarquini is the General Partner of JCT Associates, L.P., and a trustee of The Tarquini Foundation.

(13) Includes 30,000 shares of Bancorp Common Stock held by Mr. Vassalluzzo’s wife and 70,000 shares of Bancorp Common Stock held by Naples, LLC. Naples, LLC is a company owned by Mr. Vassalluzzo’s wife. This amount also includes 9,375 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Vassalluzzo under Bancorp’s 1998 Stock Option Plan for Non-Employee Directors.

(14) Includes 51,276 shares of Bancorp Common Stock held by Mr. DiFlorio's wife, 1,136,698 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. DiFlorio under Bancorp's Employee Plans and 46,064 shares of Bancorp Common Stock allocated to Mr. DiFlorio's account under Bancorp's 401(k) Plan. Of the shares beneficially owned by Mr. DiFlorio, 450,767 shares are subject to pledge.

(15) Includes 3,912 shares of Bancorp Common Stock held by Mr. Falese's wife, 187,926 shares of Bancorp Common Stock held jointly with Mr. Falese's wife, 22,815 shares of Bancorp Common Stock allocated to Mr. Falese's account under Bancorp's 401(k) Plan, 30,500 shares of Bancorp Common Stock held by the A&R Charitable Foundation and 573,172 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Falese under Bancorp's Employee Plans. Mr. Falese’s wife is the trustee of the A&R Charitable Foundation. Of the shares beneficially owned by Mr. Falese, 179,906 shares are subject to pledge.

(16) Includes 1,576 shares of Bancorp Common Stock held by Mr. Pauls' wife, 334,020 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Pauls under Bancorp's Employee Plans and 11,253 shares of Bancorp Common Stock allocated to Mr. Pauls’ account under Bancorp's 401(k) Plan. Of the shares beneficially owned by Mr. Pauls, 23,759 shares are subject to pledge.

(17) Includes an aggregate of 6,624,318 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to directors and executive officers of Bancorp under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors and Bancorp's Employee Plans.

(18) Based upon a Schedule 13G/A filed with the SEC on February 12, 2007, Capital Research and Management Company has sole voting power over 8,677,000 shares of Bancorp Common Stock and sole dispositive power over 10,577,000 shares of Bancorp Common Stock.

(19) Based upon a Schedule 13G/A filed with the SEC on February 13, 2007, the shares of Bancorp Common Stock shown in the table as beneficially owned by Putnam, LLC are beneficially owned as follows: Putnam Investment Management, LLC, 13,869,460 shares of Bancorp Common Stock; The Putnam Advisory Company, LLC, 932,211 shares of Bancorp Common Stock. According to the Schedule 13G/A, Putnam, LLC and related entities have shared voting power over 579,669 shares of Bancorp Common Stock and shared dispositive power over 14,801,671 shares of Bancorp Common Stock.

(20) Based upon a Schedule 13G/A filed with the SEC on February 14, 2007, The TCW Group, Inc. has shared voting power over 17,314,106 shares of Bancorp Common Stock and shared dispositive power over 20,132,896 shares of Bancorp Common Stock.

ELECTION OF DIRECTORS

Bancorp’s bylaws provide that Bancorp's business shall be managed by a Board of not less than five but not more than twenty-five directors and that within these limits the number of directors shall be as established by resolution of a majority of the full Board. The Board, by resolution, has set at thirteen (13) the number of persons to be elected to the Board at the Annual Meeting.

Pursuant to the NJBCA, the election of directors will be determined by a plurality vote and the thirteen (13) nominees receiving the most “FOR” votes will be elected. Shares may be voted “FOR” or withheld from each nominee. Abstentions and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of the shares voted for nominees for directors.

The Board unanimously recommends that shareholders vote “FOR” each nominee named herein.

Upon the recommendation of the Nominating and Governance Committee, the Board has designated thirteen (13) persons listed below to be nominees for election as directors. Twelve of the thirteen nominees are currently members of the Board, and each of the nominees has consented to serve if elected. Bancorp has no reason to believe that any of the nominees will be unavailable for election; however, if any nominee becomes unavailable for any reason, the Board may designate a substitute nominee, or the number of directors to be elected at the Annual Meeting will be reduced accordingly. Unless directed otherwise, the persons named on the enclosed proxy intend to vote such proxy "FOR" the election of the listed nominees or, in the event of the inability of any of the nominees to serve for any reason, for the election of such other person as the Board may designate to fill the vacancy. Directors of Bancorp hold office for one year and until their respective successors have been duly elected and qualified or until the director’s earlier resignation or removal.

The following information regarding Bancorp's nominees is based, in part, on information furnished by the nominees.

Name	Age (1)	Positions with Bancorp and Subsidiaries (2)

Vernon W. Hill, II	61	Chairman, President and Chief Executive Officer of Bancorp; Chairman and Chief Executive Officer of Commerce NA; Chairman of Commerce North
Jack R Bershad	76	Director of Bancorp and Commerce NA
Joseph E. Buckelew	78	Director of Bancorp and Commerce NA; Vice Chairman of Commerce Banc Insurance Services, Inc.
Donald T. DiFrancesco	62	Director of Bancorp and Commerce NA
Nicholas A. Giordano	64	Nominee for Director of Bancorp and Commerce NA
Morton N. Kerr	76	Director of Bancorp and Commerce NA
Steven M. Lewis	57	Director of Bancorp and Commerce NA
John K. Lloyd	61	Director of Bancorp and Commerce NA
George E. Norcross, III	51	Director of Bancorp and Commerce NA; Chairman and Chief Executive Officer of Commerce Banc Insurance Services, Inc.
Daniel J. Ragone	79	Director of Bancorp and Commerce NA
William A. Schwartz, Jr.	66	Director of Bancorp and Commerce NA
Joseph T. Tarquini, Jr.	71	Director of Bancorp and Commerce NA
Joseph S. Vassalluzzo.	59	Director of Bancorp and Commerce NA

(1) Age as of the Record Date.

(2) Bancorp’s subsidiary banks are Commerce Bank, N.A., Philadelphia, Pennsylvania (“Commerce NA”) and Commerce Bank/North, Ramsey, New Jersey (“Commerce North”).

Mr. Hill, a director of Commerce NA since 1973 and Bancorp since 1982, has been Chairman, President and/or Chief Executive Officer of Commerce NA since 1973 and Chairman, President and/or Chief Executive Officer of Bancorp since 1982. Mr. Hill has been Chairman of Commerce North since January 1997.

Mr. Bershad, a director of Bancorp and Commerce NA since 1987, is a retired partner of the law firm of Blank Rome LLP and was a partner in such firm from 1964 to 2002.

Mr. Buckelew, a director of Bancorp since November 1996 and Commerce NA since June 1997, has been Vice Chairman of Commerce Banc Insurance Services, Inc. since November 2000. Mr. Buckelew was Chairman of Commerce Banc Insurance Services, Inc. from November 1996 through November 2000.

Mr. DiFrancesco, a director of Bancorp and Commerce NA since March 2002, was the Governor of New Jersey from January 31, 2001 through January 8, 2002, served as the President of the New Jersey Senate from 1992 through January 31, 2001 and has been a partner in the law firm of DiFrancesco, Bateman, Coley, Yospin, Kunzman, Davis & Lehrer, P.C., Warren, New Jersey, from 1992 through January 31, 2001 and from January 8, 2002 to present.

Mr. Giordano, a nominee for director of Bancorp and Commerce NA, has been a business consultant and investor since 1997. Mr. Giordano was Interim President of LaSalle University from July 1998 to June 1999. From 1981 to 1997, Mr. Giordano was President and Chief Executive Officer of the Philadelphia Stock Exchange. Mr. Giordano serves as a trustee of W.T. Trust and Kalmar Pooled Investment Trust, mutual funds, and as a director of Independence Blue Cross of Philadelphia, a health insurance company, The RBB Fund, Inc., a mutual funds company and Intricon Corporation, a manufacturing company.

Mr. Kerr, a director of Commerce NA since 1973 and Bancorp since 1982, has been Chairman of Markeim-Chalmers, Inc., Realtors, Cherry Hill, New Jersey, a real estate company, since 1965 and Markeim-Chalmers, Inc., Appraisal Firm, Cherry Hill, New Jersey, from 1965 through August 1, 2002 on which date Mr. Kerr resigned from the appraisal company and divested his interest in such company.

Mr. Lewis, a director of Bancorp and Commerce NA since 1988, has been President of U.S. Restaurants, Inc., Blue Bell, Pennsylvania, since 1985 and President of S. J. Dining, Inc., Blue Bell, Pennsylvania, since 1986.

Mr. Lloyd, a director of Bancorp and Commerce NA since October 2004, has been President and CEO of Meridian Health, a leading integrated health system, since 1997. Mr. Lloyd was the President and CEO of Jersey Shore Medical Center from 1992 to 1997.

Mr. Norcross, a director of Bancorp and Commerce NA since March 2002, has been Chairman and Chief Executive Officer of Commerce Banc Insurance Services, Inc. since November 2000. Mr. Norcross was the President and Chief Executive Officer of Commerce Banc Insurance Services, Inc. from November 1996 through November 2000.

Mr. Ragone, a director of Commerce NA since 1981 and Bancorp since 1982, was the former Chairman and/or President of Ragone, Raible, Lacatena & Beppel, C.P.A., Haddonfield, New Jersey, and its predecessor firms from 1960 to 1996.

Mr. Schwartz, a director of Bancorp and Commerce NA since June 1997, has been Chairman, President and Chief Executive Officer of U.S. Vision, Inc., Glendora, New Jersey, an optical retailer, and its predecessor firms, since 1967. Mr. Schwartz is also a director of Mothers Work, Inc.

Mr. Tarquini, a director of Commerce NA since 1973 and Bancorp since 1982, was the Chairman and/or President of The Tarquini Organization, A.I.A., Camden, New Jersey, from 1980 to 2000.

Mr. Vassalluzzo, a director of Bancorp and Commerce NA since May 2005, was the Vice-Chairman of Staples, Inc., Framingham, Massachusetts, an office products retailer, from 2000 to 2005. Mr. Vassalluzzo is also a director of iParty Corporation and Chairman of Federal Realty Investment Trust.

Independence

As permitted by the NYSE rules, to assist the Board in evaluating the independence of each of its directors, the Board has adopted categorical standards of independence. Applying these standards and the applicable NYSE rules, the Board has determined that the following directors, constituting a majority of the members of the Board, are independent: Jack R Bershad, Donald T. DiFrancesco, Morton N. Kerr, John K. Lloyd, Daniel J. Ragone, William A. Schwartz, Jr., Joseph T. Tarquini, Jr. and Joseph S. Vassalluzzo. In addition, the Board has determined that Nicholas A. Giordano, a nominee for director, would qualify as independent under applicable NYSE rules and Bancorp’s categorical standards of independence. The categorical standards adopted and applied by the Board consist of the following business or charitable relationships which the Board has determined are not material relationships that would impair a director's independence:

•
Lending relationships, deposit relationships or other financial service relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, insurance and related products, private banking, investment management, custodial, securities brokerage, cash management and similar services) between Bancorp or its subsidiaries, on the one hand, and (i) the director; and/or (ii) any immediate family member of the director who resides in the same home as the director; and/or (iii) any profit or non-profit entity with which the director is affiliated by reason of being a director, officer, employee, trustee, partner and/or an owner thereof, on the other, provided that (A) such relationships are in the ordinary course of business of Bancorp or its subsidiaries and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and in addition, (B) with respect to any extension of credit by a subsidiary of Bancorp to any borrower described in clauses (i) - (iii) above, such extension of credit has been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve System and Section 13(k) of the Securities Exchange Act of 1934 , as amended (the “Exchange Act”), and no extension of credit is on a non-accrual basis.

•
The fact that (i) the director is a director, officer, employee, trustee, partner and/or an owner thereof in, any profit or non-profit entity, (ii) the director is of counsel to a law firm, or (iii) an immediate family member is a director, officer, employee, trustee, partner and/or an owner of any entity, that makes payments to, or receives payments from, Bancorp or its subsidiaries for property or services in an amount which, in any fiscal year, is less than the greater of $1 million or two percent of such other entity’s consolidated gross revenues, and such property or services were provided or received in the ordinary course of business of each of the parties.

•
The fact that the director, or an immediate family member of the director who resides in the same home as the director, is a director, officer, employee or trustee of a non-profit organization, foundation or university to which Bancorp or its subsidiaries makes discretionary contributions provided such contributions in any fiscal year, excluding Bancorp or its subsidiaries matching funds, are less than the greater of $1 million or two percent of the entity's consolidated gross revenues for the most recently ended fiscal year for which total revenue information is available.

•
Any contract or other arrangement for personal services provided by the director to Bancorp or its subsidiaries (excluding services as a director of Bancorp or its subsidiaries) if the compensation to the director does not exceed $100,000 per calendar year.

•
The employment by Bancorp or its subsidiaries of an immediate family member of the director provided that such immediate family member was or is not an executive officer of Bancorp and the compensation of any such family member was established by Bancorp or its subsidiary in accordance with its employment and compensation practices applicable to employees holding comparable positions.

For purposes of the foregoing standards of director independence, an "immediate family member" means any of the director's spouse, parents, children, brothers, sisters, mother- and father-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the director's home.

Directors are requested to inform the Chairman of the Nominating and Governance Committee and the Chief Executive Officer of Bancorp of any change of circumstances or before serving as a director, officer, employee, partner, trustee and/or owner of an outside profit or non-profit entity so that such change in circumstances or opportunity can be reviewed as to whether or not it might put a director's independence at issue.

Bancorp’s Corporate Governance Guidelines, which also contain a description of the categorical independence standards adopted by the Board, can be found on Bancorp’s website, www.commerceonline.com, under the “Investor Relations” section of “Corporate Governance.” The information on the website identified above, and throughout this proxy statement, is not, and should not be, considered part of this proxy statement and is not incorporated by reference in this document. This website is, and is only intended to be, an inactive textual reference.

Communication with the Board

Shareholders and interested parties may communicate with the Board, including the non-management directors, by sending a letter to an individual director or to Bancorp’s Board, c/o Chief Regulatory Officer, Commerce Bancorp, Inc., Commerce Atrium, 1701 Route 70 East, Cherry Hill, NJ 08034-5400. All written communications directed to the non-management directors will be referred to the Chairman of the Nominating and Governance Committee. Communications directed to the Audit and Risk Management Committee will be referred to the Audit and Risk Management Committee Chairman. All other communications received by the Chief Regulatory Officer will be delivered to the Chairman of the Board or to the director to which such correspondence is addressed.

Director Compensation

The following table sets forth the total compensation paid to the Bancorp’s non-employee directors in 2006. Messrs. Hill, Norcross and Buckelew are employees of Bancorp or its subsidiaries, and as such, they are not compensated as directors.

Name	Fees Earned or Paid in Cash	Option Awards (1)(2)	All Other Compensation (3)	Total

Jack R Bershad	$114,500	$14,205	$3,964	$132,669

Donald T. DiFrancesco	71,000	14,205	64,801	150,006

Morton N. Kerr	101,000	14,205	3,011	118,216

Steven M. Lewis	80,000	14,205	34,937	129,142

John K. Lloyd	62,000	14,205	53,122	129,327

Daniel J. Ragone	117,500	14,205	15,458	147,163

William A. Schwartz, Jr.	84,500	14,205	127,164	225,869

Joseph T. Tarquini, Jr.	104,000	14,205	2,679	120,884

Joseph S. Vassalluzzo	90,940	14,205	70,417	175,562

(1) This column shows the dollar amount recognized for financial statement reporting purposes during 2006 for the fair value of stock options granted to Bancorp directors in 2006, in accordance with the Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)”). This amount includes options granted in 2006 only, as vesting for options granted prior to July 1, 2005 was accelerated in December 2005. Options granted in 2006 were valued at $9.57 using a Black-Scholes option pricing model in accordance with FAS 123(R). For a discussion of valuation assumptions, see Note 16 to Bancorp’s consolidated financial statements included in Bancorp’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

(2) The full grant date fair value, under FAS 123(R), of options granted to each director in 2006 was $71,775. Generally, the full grant date fair value is the amount Bancorp would recognize for financial statement reporting purposes over the award’s vesting schedule. Options granted in 2006 were valued at $9.57 using a Black-Scholes option pricing model in accordance with FAS 123(R). For a discussion of valuation assumptions, see Note 16 to Bancorp’s consolidated financial statements included in Bancorp’s annual report on Form 10-K for the fiscal year ended December 31, 2006. As of December 31, 2006, the aggregate number of unexercised options (vested and unvested) held by each director was as follows: Mr. Bershad, 138,500; Mr. DiFrancesco, 45,000; Mr. Kerr, 32,500; Mr. Lewis, 141,520; Mr. Lloyd, 24,000; Mr. Ragone, 92,815; Mr. Schwartz, 116,716; Mr. Tarquini, 213,184; and Mr. Vassalluzzo, 15,000.

(3) This column shows amounts recognized for financial statement reporting purposes during 2006, in connection with Bancorp’s retirement plan for directors (see below for further description of the director retirement plan), for each director as follows: Mr. DiFrancesco, $60,986; Mr. Lewis, $33,268; Mr. Lloyd, $49,145; Mr. Ragone, $11,869; Mr. Schwartz, $121,888; and Mr. Vassalluzzo, $66,825 and the dollar value of life insurance premiums paid by Bancorp in 2006 for the benefit of each director as follows: Mr. Bershad, $3,964; Mr. DiFrancesco, $3,815; Mr. Kerr, $3,011; Mr. Lewis, $1,669; Mr. Lloyd, $3,977; Mr. Ragone, $3,589; Mr. Schwartz, $5,276; Mr. Tarquini, $2,679; and Mr. Vassalluzzo, $3,592. During 2006, no amounts were recognized for financial statement reporting purposes in connection with Bancorp’s retirement plan for Messrs. Bershad, Kerr and Tarquini.

Director Fees and Life Insurance

Directors of Bancorp and Commerce NA were paid an annual fee of $35,000 plus $1,500 for each meeting of the Board and committee meeting attended in 2006 and will be paid the same annual and meeting fee for each meeting of the Board and committee meeting attended in 2007. When meetings of the Board of Bancorp and Commerce NA occur on the same day, only one fee is paid. In addition, in 2006, the Chairman of the Audit and Risk Management Committee and the Chairman of the Nominating and Governance Committee each received an additional annual fee of $30,000 and will receive the same annual fee in 2007. In 2006, the Chairman of the Compensation Committee received an additional annual fee of $15,000. In 2007, the additional annual fee payable to the Chairman of the Compensation Committee will be increased to $30,000. No director fees are paid to Messrs. Hill, Buckelew or Norcross, directors who are also officers of Bancorp or its subsidiaries. Non-employee directors of Bancorp are provided with $100,000 of life insurance.

Director Retirement Plan

A retirement plan for Bancorp's directors who are not officers or employees of Bancorp on the date their service as a Bancorp director ends ("outside director") provides that outside directors with five or more years of service as a Bancorp director are entitled to receive annually, for ten years or the number of years served as a director, whichever is less, commencing upon such director's attainment of age 65 and retirement from the Board or upon such director's disability, payments equal to the highest 1099 Compensation (as such term is defined in the plan) in effect at any time during the five year period immediately preceding such director's retirement or, if earlier, death or disability. This plan further provides that, in the event a director dies before receiving all benefits to which he or she is entitled, such director's surviving spouse is entitled to receive all benefits not received by the deceased director commencing upon such director's death. Upon a change in control of Bancorp, the plan provides that each director then sitting on the Board, notwithstanding the length of time served as a director, becomes entitled to receive annually, for ten years, or twice the number of years served as a director, whichever is less, payments equal to the higher of the director's 1099 Compensation at the time of the director's termination of Board service and the highest 1099 Compensation in effect at any time during the five year period immediately preceding the change in control commencing on the latest to occur of the termination of the director's Board service, attainment of age 65 or any date designated by the director at any time and from time to time. The definition of "change in control" for purposes of this plan parallels the definition of that term contained in the Employment Agreements discussed on page 30 of this proxy statement. This plan became effective January 1, 1993, as amended.

1989 and 1998 Stock Option Plans for Non-Employee Directors

Effective April 24, 1989 (and as amended in 1994), Bancorp adopted the 1989 Stock Option Plan for Non-Employee Directors (the "1989 Plan") which provides for the purchase of a total of not more than 1,282,759 shares of Bancorp Common Stock (as adjusted for all stock splits and dividends through the Record Date) by members of the boards of directors of Bancorp and its subsidiary corporations. Options granted pursuant to the 1989 Plan may be exercised beginning on the earlier to occur of (i) one year after the date of their grant or (ii) a "change in control" of Bancorp, as such term is defined in the 1989 Plan. No further options may be granted under the 1989 Plan. As of the Record Date, options to purchase 32,424 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through the Record Date) were outstanding under the 1989 Plan.

Effective June 29, 1998 (and as amended in 2003), Bancorp adopted the 1998 Stock Option Plan for Non-Employee Directors (the "1998 Plan") which provides for the purchase of a total of not more than 3,205,000 shares of Bancorp Common Stock (as adjusted for all stock splits and dividends through the Record Date) by members of the boards of directors of Bancorp or its subsidiary corporations and other persons who are not employees of Bancorp or its subsidiary corporations. Options may be granted under the 1998 Plan through June 29, 2008. Under the 1998 Plan, members of the boards of directors of Bancorp or its current and future subsidiary corporations (i.e., any corporation in which Bancorp owns, directly or indirectly, fifty percent or more of the outstanding voting power of all classes of stock of such corporation at the time of election or reelection of such director) who are not also employees of Bancorp or its subsidiary corporations and other persons who are not employees of Bancorp or its subsidiary corporations are entitled to receive options to purchase Bancorp Common Stock. Options granted prior to January 1, 2003 pursuant to the 1998 Plan may be exercised in whole, or from time to time in part, beginning on the earlier to occur of (i) one year after the date of their grant or (ii) a "change in control" of Bancorp, as such term is defined in the 1998 Plan. Options granted after January 1, 2003 pursuant to the 1998 Plan may be exercised in whole, or from time to time in part, beginning on the earlier to occur of (i) one year after the date of their grant ratably over four years or (ii) a "change in control" of Bancorp. As of the Record Date, options to purchase 2,854,944 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through the Record Date) had been granted under the 1998 Plan and 350,056 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through the Record Date) were available for issuance under the 1998 Plan.

Both the 1989 Plan and 1998 Plan are administered by the Board, including non-employee directors. Options granted under the 1989 Plan and/or 1998 Plan are not "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Option exercise prices are intended to equal 100% of the fair market value of Bancorp's Common Stock on the date of option grant. The Board has the discretion to grant options under the 1998 Plan to non-employee directors or to other persons who are not employees of Bancorp or its subsidiaries and determine the number of shares subject to each option, the rate of option exercisability, and subject to certain limitations, the option price and the duration of the options. Unless terminated earlier by the option's terms, options granted under the 1989 Plan and/or 1998 Plan expire ten years after the date they are granted. For the year ended December 31, 2006, options to purchase the following shares of Bancorp Common Stock were granted to the following Bancorp directors under the 1998 Plan: Messrs. Bershad, 7,500; DiFrancesco, 7,500; Kerr, 7,500; Lewis, 7,500; Lloyd, 7,500; Ragone, 7,500; Schwartz, 7,500; Tarquini, 7,500; and Vassalluzzo, 7,500.

Meetings and Committees of the Board

During 2006, there were 12 meetings of the Board. The Board has established an Audit and Risk Management Committee, a Compensation Committee and a Nominating and Governance Committee. In addition, each of Bancorp's subsidiary banks, Commerce NA and Commerce North, have various committees of their respective boards.

Bancorp's non-management directors have regularly scheduled meetings without any management directors in attendance at least two times a year chaired by a non-management director in rotating order and Bancorp’s independent directors have at least one meeting a year without any non-independent directors present.

Attendance at Board and Committee Meetings

In 2006, each of Bancorp's current directors attended more than 75% of the total number of meetings of the Board and all committees of which they were members.

Attendance at Annual Meetings of Shareholders

The Board has a policy that all of the directors are expected to attend the annual meeting of shareholders. All current directors attended the 2006 annual meeting of shareholders.

Audit and Risk Management Committee

The principal duties of the Audit and Risk Management Committee are to monitor the integrity of the financial statements of Bancorp, the compliance by Bancorp with legal and regulatory requirements, the independence and performance of Bancorp's independent registered public accounting firm and the performance of Bancorp's internal audit function. This committee engages Bancorp's independent registered public accounting firm and pre-approves the professional services provided by the independent registered public accounting firm. The Audit and Risk Management Committee is governed by a written charter approved by the Board, a copy of which can be found on Bancorp's website, www.commerceonline.com, under the "Investor Relations" section in "Corporate Governance." The report of the Audit and Risk Management Committee is set forth on page 19 of this proxy statement. During 2006, there were 12 meetings of the Audit and Risk Management Committee. Daniel J. Ragone, Chairman, William A. Schwartz, Jr. and Joseph T. Tarquini, Jr. are the current members of the Audit and Risk Management Committee. Each member of the Audit and Risk Management Committee is independent under applicable NYSE listing standards and SEC regulations. In addition, the Board has determined that Daniel J. Ragone qualifies as an "audit committee financial expert" as defined by the SEC and, is independent within the meaning of applicable NYSE listing standards and SEC regulations.

If elected to serve on the Board, it is expected that Nicholas A. Giordano will serve on the Audit and Risk Management Committee. The Board has determined that Mr. Giordano qualifies as an “audit committee financial expert” as defined by the SEC and is independent within the meaning of applicable NYSE listing standards and SEC regulations.

Compensation Committee

The Compensation Committee, which is comprised of independent non-employee directors, develops Bancorp’s policies, processes and procedures for considering and determining the compensation and benefits of executive officers, reviews the compensation paid to non-employee directors and, subject to ratification of the Board, administers Bancorp's Employee Plans, as defined below. Morton N. Kerr, Chairman, Jack R Bershad and Joseph S. Vassalluzzo are the current members of the Compensation Committee. Each member of the Compensation Committee is independent under applicable NYSE listing standards. During 2006, there were 4 meetings of the Compensation Committee. The Compensation Committee is governed by a written charter approved by the Board, a copy of which can be found on Bancorp's website, www.commerceonline.com, under the "Investor Relations" section in "Corporate Governance." The Compensation Discussion and Analysis (CD&A), which provides information regarding Bancorp’s processes and procedures for the consideration and determination of executive and director compensation, and the report of the Compensation Committee are set forth on page 21 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members are Morton N. Kerr, Jack R Bershad and Joseph S. Vassalluzzo. No person who served as a member of the Compensation Committee during 2006 was a current or former officer or employee of Bancorp or engaged in certain transactions with Bancorp required to be disclosed, except as disclosed under Certain Related Party Transactions on page 40. Additionally, there were no compensation committee "interlocks" during 2006, which generally means that no executive officer of Bancorp served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Bancorp.

Nominating and Governance Committee

The Nominating and Governance Committee, which is comprised of independent non-employee directors, considers and recommends to the Board nominees for election to the Board. Mr. Giordano was initially recommended to the Nominating and Governance Committee as a nominee for director by an advisor to Bancorp. The Nominating and Governance Committee also is charged with developing corporate governance guidelines for Bancorp and recommending to the Board corporate governance practices. Jack R Bershad, Chairman, Donald T. DiFrancesco and Joseph T. Tarquini, Jr. are the current members of the Nominating and Governance Committee. Each member of the Nominating and Governance Committee is independent under applicable NYSE listing standards. During 2006, there were 11 meetings of the Nominating and Governance Committee. The Nominating and Governance Committee is governed by a written charter approved by the Board, a copy of which can be found on Bancorp's website, www.commerceonline.com, under the "Investor Relations" section in "Corporate Governance."

Procedure for Shareholders Recommending Director Candidates

A shareholder who wishes to recommend a prospective director nominee should submit the shareholder’s recommendation in writing to the Nominating and Governance Committee. The following information must be included in or attached to the letter:

•	the name and address of the shareholder making the recommendation and each recommended nominee;

•
a representation that the shareholder is a holder of record of voting stock of Bancorp entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to vote for the person(s) recommended for nomination;

•
a description of all arrangements and understandings between the shareholder and each recommended nominee and any other person(s), naming such person(s), pursuant to which the recommendation was made by the shareholder;

•
such other information regarding each recommended nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee were to be nominated by the Board; and

•	the consent of each recommended nominee to serve as a director of Bancorp if so nominated and elected.

The deadline for submitting recommendations pursuant to the foregoing procedures for the 2008 annual meeting of shareholders is December 14, 2007. All shareholder recommendations, which are late or non-conforming, will be rejected by Bancorp.

In addition, under Bancorp’s Bylaws, shareholders are permitted to nominate directors to be elected at a meeting of shareholders by providing notice and other required information specified in the Bylaws. Bancorp’s Bylaws are available, at no cost, at the SEC’s website, www.sec.gov, as Exhibit 3.2 to Bancorp’s quarterly report on Form 10-Q for the quarter ended June 30, 2004 or upon the shareholder’s written request directed to Bancorp’s Secretary at the Commerce Atrium, 1701 Route 70 East, Cherry Hill, NJ 08034. Nominations with respect to the 2008 annual meeting of shareholders must be received on or prior to December 14, 2007.

Director Qualifications

Nominees for director will be selected on the basis of outstanding achievement in their careers; broad experience; education; independence under applicable NYSE; financial expertise; integrity; financial integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board and committee duties. Nominees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of Bancorp's shareholders. They must also have an inquisitive and objective perspective, practical experience and mature judgment. Bancorp endeavors to have a Board representing varied business experience, specific areas of expertise, and diversity, including diversity of background, skills, race, gender, and constituencies served by Bancorp and its subsidiaries. Directors are expected to attend scheduled Board and committee meetings and to be prepared for the meetings by reviewing the materials provided to them in advance of the meetings. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Finally, the proposed nominee should be free of conflicts of interest that could prevent such nominee from acting in the best interest of shareholders.

Additional criteria apply to directors being considered to serve on a particular committee of the Board. For example, members of the Audit and Risk Management Committee must meet additional standards of independence and have the ability to read and understand Bancorp's financial statements.

Identifying and Evaluating Nominees for Director

The Nominating and Governance Committee assesses the appropriate size of the Board in accordance with the limits fixed by Bancorp's charter and bylaws, whether any vacancies on the Board are expected and what incumbent directors will stand for re-election at the next meeting of shareholders. If vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers candidates for director recommended by members of the Nominating and Governance Committee and other Board members as well as management, shareholders and other parties. The Nominating and Governance Committee also has the authority to retain a search firm to identify and evaluate director candidates. Except for incumbent directors standing for re-election as described below, there are no differences in the manner in which the Nominating and Governance Committee evaluates nominees for director, whether the nominee is recommended by a shareholder or any other party.

In the case of an incumbent director, the Nominating and Governance Committee reviews such director's service to Bancorp during the past term, including, but not limited to, the number of Board and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the general qualifications for a director outlined above, including the director's independence, as well as any special qualifications required for membership on any committees on which such director serves. When a member of the Nominating and Governance Committee is an incumbent director eligible to stand for re-election, such director will not participate in that portion of the Nominating and Governance Committee meeting at which such director's potential nomination for election as a director is discussed by the Nominating and Governance Committee.

In the case of a new director candidate, the Nominating and Governance Committee will evaluate whether the nominee is independent, as independence is defined under applicable NYSE listing standards, and whether the nominee meets the qualifications for director outlined above as well as any special qualifications applicable to membership on any committee on which the nominee may be appointed to serve if elected. In connection with such evaluation, the Nominating and Governance Committee determines whether the committee should interview the nominee, and if warranted, one or more members of the Nominating and Governance Committee or the Board will interview the nominee in person or by telephone.

Upon completing the evaluation, and the interview in case of a new candidate, the Nominating and Governance Committee makes a decision as to whether to recommend that the Board nominate the director candidate for election at the shareholders meeting.

Corporate Governance Matters

The corporate governance policies of Bancorp are set forth in the Corporate Governance Guidelines approved by the Board. The Corporate Governance Guidelines include information regarding the functions, responsibilities, qualifications and composition of the Board and other matters. A copy of the Corporate Governance Guidelines, as approved by the Board, along with the Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers, can be found on Bancorp's website, www.commerceonline.com, under the "Investor Relations" section in "Corporate Governance."

REPORT OF THE AUDIT AND RISK MANAGEMENT COMMITTEE

On March 14, 2007, the Audit and Risk Management Committee met with management to review and discuss Bancorp’s 2006 audited financial statements. On March 14, 2007, the Audit and Risk Management Committee also conducted discussions with Bancorp's independent registered public accounting firm, Ernst & Young LLP, regarding the matters required by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. The Audit and Risk Management Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as adopted by the Public Company Accounting Oversight Board, and the Audit and Risk Management Committee has discussed with Ernst & Young LLP its independence. Based upon the review and discussions referred to above, the Audit and Risk Management Committee recommended to the Board that the audited financial statements be included in Bancorp's Annual Report on Form 10-K for the year ended December 31, 2006.

This Audit and Risk Management Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement, except to the extent that Bancorp specifically requests that the Report be specifically incorporated by reference. The Audit and Risk Management Committee's considerations and discussions referred to above do not assure that the audit of Bancorp's financial statements for the year ended December 31, 2006 has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Bancorp's independent registered public accounting firm is in fact "independent."

AUDIT AND RISK MANAGEMENT COMMITTEE

Daniel J. Ragone, Chairman
William A. Schwartz, Jr.
Joseph T. Tarquini, Jr.

EXECUTIVE OFFICERS

The executive officers of Bancorp and its subsidiaries, as of the Record Date, are set forth below.

Name	Age	Positions with Bancorp and/or its Subsidiaries Principal Occupation

Vernon W. Hill, II	61	Chairman, President and/or Chief Executive Officer of Bancorp since 1982; Chairman, President and/or Chief Executive Officer of Commerce NA since 1973; Chairman of Commerce North since 1997.
Douglas J. Pauls	48	Executive Vice President of Bancorp and Commerce NA since March 2006; Chief Financial Officer of Bancorp and Commerce NA since March 2002.
Dennis M. DiFlorio	53
President of Commerce NA since February 2007; President, Retail/Support of Commerce NA from 2004 through February 2007; Executive Vice President of Commerce NA since January 1996; Director of Commerce North since 1997.

Robert D. Falese, Jr.	60	President, Commercial and Investment Banking of Commerce NA since 2004; Executive Vice President and Senior Loan Officer of Commerce NA since 1992.
George E. Norcross, III	51
Chairman and Chief Executive Officer of Commerce Banc Insurance Services, Inc. since November 2000; President and Chief Executive Officer of Commerce Banc Insurance Services, Inc. from November 1996 through November 2000.

Peter M. Musumeci, Jr.	56	Executive Vice President and Senior Credit Officer of Commerce NA since 1986; Treasurer and Assistant Secretary of Bancorp since 1984.
Fred Graziano	49	President, Retail Banking of Commerce NA since February 2007; Market President for Northern New Jersey market of Commerce NA and Commerce North since 2002.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Overview

The Compensation Committee of the Board is composed of three members, each of whom: (a) satisfies the independence requirements of the NYSE and other applicable regulatory requirements, (b) is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and (c) is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

The Board, on the recommendation of the Nominating and Governance Committee, elects the members of the Compensation Committee; members serve in accordance with Bancorp’s Bylaws and until their respective successors are duly elected and qualified. Compensation Committee members may be removed and replaced by the Board at any time and the Board may fill any vacancies.

Compensation Committee Purpose

The Compensation Committee’s purpose is to assist the Board in carrying out the Board’s responsibilities relating to the compensation of Bancorp’s “executive officers” and directors. The term “executive officers,” as used herein, refers to all persons designated as “officers” for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder or as “executive officers” under the Exchange Act and the rules and regulations thereunder. Subject to the ratification of the Board, the Compensation Committee has overall responsibility for oversight, evaluation, assessment and approval of (i) executive officer compensation plans and programs, (ii) all compensation programs involving the issuance of stock options and (iii) director compensation plans and programs.

Authority, Duties and Responsibilities of the Compensation Committee

The authority, duties and responsibilities of the Compensation Committee include, but are not limited to:

•
develop policies, processes and procedures for considering and determining the compensation and benefits of Bancorp’s executive officers and annually review and reassess the adequacy of such policies, processes and procedures;

•	subject to the ratification of the Board, annually evaluate the performance of Bancorp’s Chief Executive Officer (CEO) and determine and approve his compensation based on this evaluation;

•	subject to the ratification of the Board, review and approve non-CEO executive officer compensation;

•	review and make recommendations concerning employment agreements and any amendments or renewals thereof;

•
subject to the ratification of the Board, administer equity-based and other employee benefit plans, which are required to be administered by the Board or a committee of the Board, and appoint and remove plan administrators for Bancorp’s other employee benefit plans;

•	annually review the compensation paid to non-employee directors and make recommendations to the Board for any adjustments; and

•	review periodic reports from management on matters relating to Bancorp’s compensation practices.

The Compensation Committee may delegate its authority and responsibilities to subcommittees of the Compensation Committee as the Compensation Committee may deem appropriate in its sole discretion.

The Compensation Committee is governed by a written charter approved by the Board, a copy of which can be found on Bancorp’s website, www.commerceonline.com, under the “Investor Relations” section in “Corporate Governance.”

Compensation Objectives

The intent of Bancorp’s compensation program is to attract, retain, reward and motivate executive officers to achieve Bancorp’s business objectives and to align the interests of the executive officers with the long-term interests of Bancorp’s shareholders. In deciding on the type and amount of compensation for each executive officer, the Compensation Committee reviews both current compensation and the opportunity for future compensation, combining the compensation components for each executive officer in an effort to maximize each executive’s contribution to Bancorp.

Compensation Components

Compensation for executive officers consists of the following primary components:

• salary;

• bonus;

• stock option awards; and

• other benefits.

Bancorp intends to continue its strategy of compensating its executive officers through evaluation of individual and Bancorp performance. To that end, executive compensation is structured to create a balance between compensation and the individual’s performance as well as the long-term interests of Bancorp’s shareholders. Key components of compensation that depend upon the executive’s and Bancorp’s performance include:

•	a salary that competitively compensates the executive based on position and experience;

•	a discretionary cash bonus that is based on an assessment of the executive’s performance within the context of Bancorp’s overall performance; and

•	stock option awards, the value of which is dependent upon increases in Bancorp’s stock price after the date that the option is granted.

Salary and bonus are designed to attract and retain executive talent and are aligned with the executive’s responsibilities, experience and performance. Stock option grants focus on successful long-term performance and shareholder returns.

Determining Compensation

The Compensation Committee relies on its judgement, in conjunction with information and analysis provided by its compensation consultant, in making compensation decisions, after reviewing each executive’s as well as Bancorp’s performance. Factors included in compensation decisions for executive officers include, but are not limited to:

•	financial measurements such as asset, deposit and loan growth, total revenues, net income, net income per share, asset quality and shareholder returns;

•	promoting the “Commerce” brand;

•	executing of the “Commerce” model;

•	enforcing the “Commerce” culture; and

•	achieving operational and/or industry excellence by improving the customer experience.

The Compensation Committee generally does not follow compensation formulas or react to short-term changes in Bancorp’s performance in determining the amount and mix of compensation components. The Compensation Committee considers compensation paid to executive officers of comparable companies (peer group), but does not attempt to maintain compensation within a certain percentile of Bancorp’s peer group.

Role of Management in Determining or Recommending Compensation

Subject to the ratification of the Board, the Compensation Committee typically reviews and determines executive compensation in February of each year. Mr. Hill, Bancorp’s Chairman, President and Chief Executive Officer, makes recommendations concerning the amount of compensation to be awarded to executive officers, excluding himself, but does not participate in the Compensation Committee’s deliberations or decisions. The Compensation Committee reviews and considers his recommendations and makes a final determination, subject to the ratification of the Board.

Role of Compensation Consultant in Determining Executive Compensation

In order to evaluate Bancorp’s executive compensation, the Compensation Committee retained the services of an external compensation consultant, Towers Perrin, to conduct an executive compensation review. At the request and direction of the Compensation Committee, the review compared salary, bonus and stock option awards for Bancorp’s executive officers to several groups of companies based on industry, market capitalization and total shareholder return.

The Compensation Committee determined that, for 2006, the salary, bonus and stock option awards (considered to be total direct compensation by the compensation consultant) for each executive officer fell within a reasonable range of compensation paid to executive officers of comparable companies.

Compensation Review

Salary

Salaries for Bancorp’s executive officers are intended to be competitive to attract and retain executive talent and are dependent upon the executive’s responsibilities, experience and performance. In determining salaries, the Compensation Committee considers the individual’s position, performance and experience as well as information provided by Bancorp’s compensation consultant. The salaries of Bancorp’s executive officers are reviewed on an annual basis, but are not automatically increased if the Compensation Committee believes that other components of compensation are more appropriate based on the executive’s and/or Bancorp’s performance.

Bonus

Bonuses are intended to provide a direct, discretionary cash incentive to Bancorp’s executive officers. The Compensation Committee, with input from Bancorp’s Chief Executive Officer with respect to all other executive officers, uses its judgement, in conjunction with information and analysis provided by Bancorp’s compensation consultant, in determining the current year bonus for each executive officer. The executive officer’s performance, within the context of Bancorp’s performance, is reviewed, evaluated and compared against information provided in the compensation consultant’s review.

Option Awards

Bancorp’s stock option program is designed to recognize the executive’s responsibilities, experience and performance and to align executive compensation with Bancorp’s long-term performance as well as shareholder return. In determining stock option awards, subject to the ratification of the Board, the Compensation Committee considers the executive’s performance, Bancorp’s performance and information and analysis provided by its compensation consultant. Stock options granted in 2006 are reflective of each executive officer’s 2005 performance as well as the expected contribution of each executive officer to Bancorp’s future success.

In March 2007, upon ratification of the Board, the Compensation Committee, using the same evaluation criteria discussed above, awarded stock options to Bancorp’s executive officers based on each executive officer’s 2006 performance as well as the expected contribution of each executive officer to Bancorp’s future success. All options granted are not exercisable until one year after the date of grant and then are exercisable ratably over four years and expire not later than ten years from the date of grant. Options granted were valued at $8.34 using a Black-Scholes option pricing model in accordance with FAS 123(R).

Beginning in 2006, Bancorp expensed stock option grants in accordance with FAS 123(R). When determining the amount of stock options to grant, the Compensation Committee considered the cost of the grant with its potential benefits as a compensation component. Bancorp believes that granting stock options effectively balances the objective of aligning executive compensation with Bancorp’s long-term performance as well as shareholder return. The value of stock options is dependent upon increases in Bancorp’s stock price after the date that the option is granted.

Stock options have a four-year vesting period, which encourages a long-term perspective and encourages the executive officers to remain with Bancorp.

Other Benefits

Bancorp maintains a Supplemental Executive Retirement Plan (the "SERP"). The SERP is intended to constitute a nonqualified deferred compensation retirement plan, which is unfunded and maintained by Bancorp primarily for the purpose of providing deferred compensation for a select group of management. Annual contributions are made at the discretion of Bancorp’s President and earnings credits are made at the discretion of the Compensation Committee.

Bancorp provides executive officers with other benefits, reflected in the Summary Compensation Table under the heading, “All Other Compensation.” Bancorp believes these benefits are reasonable, competitive and consistent with Bancorp’s overall compensation structure. The cost of these benefits is not material to each executive officer’s total compensation. Benefits include: life insurance premiums; long-term disability insurance premiums; 401(k) matching contributions; personal use of a company car; expense allowance; and country club dues. Bancorp believes that such benefits are reasonable, comparable to benefits offered to executive officers by other employers and a necessary component of compensation to attract and retain executive officers.

Stock Option Grant Practices

Stock options granted as part of Bancorp’s annual performance reviews are approved by the Compensation Committee at pre-determined meetings, subject to the ratification of the Board. The exercise price for all stock option grants is the closing price of Bancorp’s stock per the NYSE on the date of grant.

Tax Implications of Executive Compensation:

The Code restricts deductibility of annual individual compensation to its top executive officers in excess of $1 million if certain conditions set forth in the Code are not fully satisfied. Bancorp intends, to the extent practicable, to preserve deductibility under the Code for compensation paid to its executive officers while maintaining compensation programs that effectively attract and retain exceptional executives in a highly competitive environment and, accordingly, compensation paid is generally tax-deductible. However, on occasion it may not be possible to satisfy all conditions of the Code for deductibility and still meet Bancorp’s compensation needs, and in such situations, certain compensation paid to some executives may not be tax-deductible.

Stock Ownership Guidelines

The Compensation Committee believes that it is in the best interests of shareholders for Bancorp’s executive officers and directors to own Bancorp stock. “Stock ownership” includes stock owned directly, stock owned indirectly through 401(k) plans and stock option grants. While the Compensation Committee has not established stock ownership guidelines or requirements, it encourages all executive officers and directors to own stock through one of the means previously discussed.

Chief Executive Officer Compensation

The Compensation Committee believes Mr. Hill’s compensation should be primarily incentive based. As such, Mr. Hill’s annual salary was $1,000,000 for 2006 and will not change for 2007.

In determining bonuses for Mr. Hill, the Compensation Committee evaluated his individual performance, within the context of Bancorp’s performance, as well as his individual contributions to Bancorp’s performance. His bonus was awarded based upon that evaluation.

Mr. Hill was awarded stock options in 2006 reflective of his 2005 individual performance as well as his expected contribution to Bancorp’s future success. Stock options were awarded in March 2007 based upon Mr. Hill’s 2006 performance as well as his expected contribution to Bancorp’s future success.

The Compensation Committee believes that the 2006 compensation for Mr. Hill is consistent with Bancorp’s overall compensation objectives.

Other Executive Officer Compensation

The Compensation Committee believes salaries are dependent upon the responsibilities, experience and performance of each executive officer. The salary for each executive officer for 2006, as well as any increase for 2007, was based upon those factors.

In determining bonuses for Messrs. Pauls, DiFlorio, Falese and Norcross, Bancorp evaluated the individual performance of each executive, within the context of Bancorp’s performance, and the individual contribution of each executive to Bancorp’s performance. Bonuses were awarded based upon that evaluation.

Each executive officer was awarded stock options in 2006 reflective of the individual performance of each executive in 2005 as well as the expected contribution of each executive to Bancorp’s future success. Stock options were awarded in March 2007 based upon the individual performance of each executive in 2006 as well as the expected contribution of each executive to Bancorp’s future success.

The Compensation Committee believes that the 2006 compensation for these executives is consistent with Bancorp’s overall compensation objectives.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table is a summary of certain information concerning the 2006 compensation awarded or paid to, or earned by, Bancorp’s chief executive officer, chief financial officer and each of Bancorp and/or its subsidiaries other three most highly compensated executive officers during 2006, collectively referred to throughout this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation (2)	Total

Vernon W. Hill, II	2006	$1,000,000	$1,500,000	$947,031	$163,544	$3,610,575
Chairman, President and
Chief Executive Officer

Douglas J. Pauls	2006	450,000	150,000	56,822	19,779	676,601
Executive Vice President and
Chief Financial Officer

Dennis M. DiFlorio	2006	900,000	500,000	284,109	14,076	1,698,185
President of Commerce NA

Robert D. Falese, Jr.	2006	900,000	500,000	284,109	43,311	1,727,420
President, Commercial and
Investment Banking of
Commerce NA

George E. Norcross, III	2006	950,000	500,000	189,406	48,005	1,687,411
Chairman and Chief Executive
Officer, Commerce Banc
Insurance Services, Inc.

(1) This column shows the dollar amount recognized for financial statement reporting purposes during 2006 for the fair value of stock options granted to each of the named executive officers in 2006 in accordance with FAS 123(R). This amount includes options granted in 2006 only, as vesting for options granted to prior to July 1, 2005 was accelerated in December 2005. Options granted in 2006 were valued at $9.57 using a Black-Scholes option pricing model in accordance with FAS 123(R). For a discussion of valuation assumptions, see Note 16 to Bancorp’s consolidated financial statements included in Bancorp’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

(2) The amount of all other compensation, provided to each named executive officer, is as follows:

	Year	Vernon W. Hill, II	Douglas J. Pauls	Dennis M. DiFlorio	Robert D. Falese, Jr.	George E. Norcross, III

Life insurance premiums	2006	$4,838				$10,095

Long-term disability policies	2006	6,740	$803	$5,028	$16,458	987

401(k) contributions	2006	5,500	5,500	5,500	5,500	5,500

Personal use of company car	2006	8,773	5,491	1,423	5,872	2,880

Expense allowance	2006	100,000				25,443

Country Club dues	2006	37,693	7,985	2,125	15,481	3,100

Total	2006	$163,544	$19,779	$14,076	$43,311	$48,005

Employment Contracts and Potential Post-Employment Payments

Employment Agreement for Chief Executive Officer:

Mr. Hill's amended and restated employment agreement provides that he will be employed by Bancorp and Commerce NA as Chairman of the Board, President, and Chief Executive Officer for a term of five years, effective January 1, 2006, provided that on each January 1 thereafter Mr. Hill's employment agreement shall be automatically renewed and extended for a new five year term unless either Bancorp or Mr. Hill gives the other at least 60 days prior written notice of their desire to terminate Mr. Hill's employment agreement, in which event the term will have four years remaining.

Under the terms of Mr. Hill's employment agreement, Mr. Hill's annual "base salary" shall not be less than $1,000,000. Mr. Hill's employment agreement provides that Mr. Hill will participate in any benefit or compensation programs in effect which are generally made available from time to time to executive officers of Bancorp and provides for all other fringe benefits as in effect from time to time which are generally available to Bancorp's executive officers including, without limitation, medical and hospitalization coverage, life insurance coverage, disability coverage and SERP coverage. Mr. Hill also is entitled to other benefits the Board, or a Board-designated committee, deems appropriate, including, without limitation, use of an automobile, paid holidays and vacations and club memberships. Mr. Hill’s employment agreement also provides that Mr. Hill will be entitled to reimbursement by Bancorp for all expenses incurred by Mr. Hill determined to be reasonable and necessary for Mr. Hill to carry out his duties under the employment agreement.

Mr. Hill’s employment agreement contains provisions related to his compensation upon disability and termination of employment. For a discussion regarding these provisions, see “Potential Payments Upon Termination of Employment or Change in Control” below.

Mr. Hill's employment agreement contains non-competition restrictions which start on the effective date of the employment agreement and end on the effective date of termination of Mr. Hill’s employment agreement; provided that, if Mr. Hill terminates the employment agreement upon written notice prior to the anniversary date of the employment agreement, or Mr. Hill otherwise voluntarily terminates his employment, such non-competition restrictions end one year after the effective date of termination of the employment agreement. In the event of an alleged breach by Mr. Hill of any of the terms related the non-competition restrictions, Bancorp will continue to pay Mr. Hill all payments due Mr. Hill under the employment agreement until such time as a court enters a final and unappealable order finding such breach. In addition, Mr. Hill’s employment agreement prohibits Mr. Hill, except with the prior written consent of the Board, from disclosing or using confidential company information, as defined in the employment agreement, during the term of the employment agreement or at any later time.

Employment Agreements for Chief Financial Officer and Named Executive Officers:

The employment agreements for Messrs. Pauls, DiFlorio, Falese and Norcross are substantially similar to that of Mr. Hill. Certain differences in the employment agreements of Mr. Hill and Messrs. Pauls, DiFlorio, Falese and Norcross include, but are not limited to, the differences discussed below.

The term of Mr. Pauls’s employment agreement is two years and the current term of the employment agreements of Messrs. DiFlorio, Falese and Norcross is three years, subject to automatic renewal and extension for a new two or three year term, as applicable. Messrs. Pauls, DiFlorio, Falese and Norcross may terminate their respective employment agreements by providing notice prior to the renewal date, in which event the term of Mr. Pauls’ agreement will have one year remaining, the term of each of Messrs. DiFlorio and Falese’s employment agreements will have two years remaining and the term of Mr. Norcross’ employment agreement will have three years remaining.

Pursuant to adjustments approved by the Compensation Committee and ratified by the Board, Mr. Pauls’ current “base salary” under his employment agreement is $600,000; Mr. DiFlorio's current "base salary" under his employment agreement is $1,000,000; Mr. Falese's current "base salary" under his employment agreement is $900,000 and Mr. Norcross' current "base salary" under his employment agreement is $988,000.

The employment agreements of Messrs. Pauls, DiFlorio, Falese and Norcross also contain provisions related to their respective compensation upon disability and termination of employment. For a discussion regarding these provisions, see “Potential Payments Upon Termination of Employment or Change in Control” below. In addition, in case of termination of Mr. Norcross’s employment other than for cause, as such term is defined in the employment agreement, Mr. Norcross will be reimbursed for a period of one year for reasonable expenses incurred by Mr. Norcross in searching for new employment and reasonable relocation expenses, each not to exceed one-third of his base salary on the date of termination.

The employment agreements of Messrs. Pauls, DiFlorio and Falese also contain non-competition restrictions which start on the effective date of their respective employment agreements and end one year after the date of termination of the applicable employment agreement, provided that in case of termination of the employment agreement by Bancorp by written notice prior to the anniversary date of the employment agreement, non-competition restrictions end on the effective date of the termination of the employment agreement. Mr. Norcross’ employment agreement provides that non-competition restrictions end three years following the date of termination of the employment agreement for cause, as such term is defined in the employment agreement, or Mr. Norcross’ voluntarily termination of his employment as set forth in the employment agreement.

Potential Payments Upon Termination of Employment or Change in Control:

Upon termination of employment, each named executive officer is entitled to receive payments or benefits under each named executive officer’s employment agreement, Employee Plans and the SERP.

Employment Agreements

Per each named executive officer’s employment agreement, payments are to be made to each named executive officer upon each of the following:

•	death;

•	permanent disability;

•	termination “without cause” by Bancorp; and

•	termination for “good reason” by the named executive officer.

Summarized below are definitions of certain terms related to the termination of employment provisions included in the employment agreements of Messrs. Hill, Pauls, DiFlorio, Falese and Norcross.

Each named executive officer is deemed to be “permanently disabled” upon his failure to render services of the character contemplated by each named executive officer’s employment agreement, because of his physical or mental illness or other incapacity beyond his control, other than death, for a continuous period of six months, or for shorter periods aggregating more than nine months in any eighteen consecutive months.

Termination of employment “without cause” means termination by Bancorp for any reason other than “for cause”, as defined in each named executive officer’s employment agreement, or termination of employment agreement by either party, upon written notice, prior to the anniversary date of the employment agreement.

A named executive officer may terminate his employment “for good reason” if:

•	Bancorp materially breaches the named executive officer’s employment agreement;

•	there is a failure or refusal of any successor to Bancorp to assume all duties and obligations of Bancorp under the named executive officer’s employment agreement; or

•
both a “change in control,” as defined in the employment agreement, and any of the following occur, without prior written consent of the named executive officer, within three years after such change in control: (i) a material reduction in the nature and scope of the named executive officer’s authority to a level below that which he enjoys when the change in control occurs or on the date of the employment agreement, as applicable; (ii) duties and responsibilities of the named executive officer are materially inconsistent with that which he enjoys when the change in control occurs or on the date of the employment agreement, as applicable; (iii) fringe benefits provided by Bancorp to the named executive officer are materially reduced to a level below that which he enjoys when the change in control occurs or on the date of the employment agreement, as applicable; (iv) the named executive officer’s position or title is reduced from his current position or title with Bancorp when the change in control occurs, as applicable; or (v) any relocation or transfer of Bancorp’s principal executive offices to a location more than fifty miles from the named executive officer’s principal residence on the date when the change in control occurs or on the date of the employment agreement, as applicable.

The information below describes and quantifies certain compensation that would become payable under an employment agreement if a named executive officer’s employment had terminated on December 31, 2006, assuming that all compensation due to the named executive officer prior to such termination date had been paid in full:

Name	Payment upon Death (1)	Payment upon Permanent Disability (2)	Payment upon Termination Without Cause (3)(5)(6)	Payment upon Termination for Good Reason (4)(5)(6)
Vernon W. Hill, II (7)	$8,500,000	$7,912,500	$11,250,000	$17,285,000
Douglas J. Pauls	1,178,992	458,967	598,500	1,828,992
Dennis M. DiFlorio	2,050,000	1,485,375	2,097,000	3,400,000
Robert D. Falese, Jr.	2,050,000	1,485,375	2,097,000	3,400,000
George E. Norcross, III.	5,150,000	1,566,925	2,213,500	3,800,000

(1)
Represents a lump sum payment equal to three times (i) Mr. Hill’s highest annual rate of base salary and (ii) highest cash bonus paid to Mr. Hill during the most recent twenty-four months of the term of the employment agreement (collectively, “Mr. Hill’s compensation”) at the time of death; and two times the average annual base salary in effect during the twenty-four months immediately preceding the death of Messrs. Pauls, DiFlorio, Falese and Norcross, plus amounts payable under group life insurance maintained by Bancorp. Messrs. Hill, Pauls, DiFlorio, Falese and Norcross participate in Bancorp’s group life insurance program offered to Bancorp employees. In addition, Messrs. Hill and Norcross have separate life insurance policies whose premiums are paid by Bancorp. The beneficiaries of Mr. Hill and Mr. Norcross are entitled to receive $1.5 million and $3.0 million, respectively, upon death under these policies.

(2)
Represents monthly payments equal to 1/12 of 70% of Mr. Hill’s compensation for the remainder of the term of his employment agreement and 70% of the annual base salary for the remainder of the term of each respective employment agreement for Messrs. Pauls, DiFlorio, Falese and Norcross. In addition, Messrs. Hill, Pauls, DiFlorio, Falese and Norcross are entitled to participate in all Bancorp medical, hospital, disability and life insurance benefits through the remainder of each executive officer’s employment agreement term.

(3)
Represents a lump sum payment equal to Mr. Hill’s compensation that would have been paid to Mr. Hill had Mr. Hill continued to be employed by Bancorp to the end of the term of his employment agreement and a lump sum payment equal to the annual base salary of Messrs. Pauls, DiFlorio, Falese and Norcross that would have been paid had each continued to be employed by Bancorp to the end of the term of his respective employment agreement.

(4)
Represents a lump sum payment equal to four times Mr. Hill’s compensation immediately preceding such termination and four times the average annual base salary in effect during the twenty-four months immediately preceding such termination for Messrs. Pauls, DiFlorio, Falese and Norcross.

(5)
Any unvested stock options held by Mr. Hill vest as of the date of termination of his employment without cause or for good reason. At December 31, 2006, the exercise price of Mr. Hill’s unvested stock options exceeded the market price, therefore there is no immediate value related to the vesting of options. However, upon a change in control, Mr. Hill’s unvested options vest and are exercisable at any time prior to their original expiration date. As such, the value upon termination related to a change in control, at $9.57 per option using a Black-Scholes option pricing model in accordance with FAS 123(R), is $4,785,000.

(6)
Messrs. Hill, Pauls, DiFlorio, Falese and Norcross are entitled to participate in, for the three-year period following the date of termination without cause or for good reason, all Bancorp medical, hospital, disability and life insurance benefits. The aggregate value of these benefits is estimated to be less than $25,000 per person.

(7)
Mr. Hill is entitled to receive additional payments that are required to ensure Mr. Hill incurs no out-of-pocket expense for excise tax (“gross-up payment”) upon receipt of any payments upon termination related to a change in control. Gross-up payments assume that the payments upon termination related to a change in control occurred on December 31, 2006 and are calculated in accordance with Sections 280G and 4999 of the Code. Gross-up payments, estimated to be $3,500,000, are subject to a threshold generally tied to the average compensation (as reported on IRS Form W-2) for the five-year period immediately preceding the calendar year for which payments are made.

Employee Plans

Bancorp’s Employee Plans provide for the vesting of any unvested stock options upon a change in control, as defined in the Employee Plan documents. At December 31, 2006, the exercise price of each executive officer’s unvested stock options exceeded the market price, therefore there is no immediate value related to the vesting of options.

SERP

The vested SERP account balances of Messrs. Hill, DiFlorio, Falese and Norcross are payable upon termination of employment, except in the case of termination of employment for good cause or under the circumstances related to good cause, as defined in the SERP. For a description of aggregate account balances of Messrs. Hill, DiFlorio, Falese and Norcross at December 31, 2006, see “Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans for 2006.” Mr. Pauls’ unvested SERP account balance vests and is payable upon termination of employment due to death, disability or change in control, as defined in the SERP. Mr. Pauls’ unvested SERP balance at December 31, 2006, that would become vested, was $28,992.

Employee Stock Option Plans

Effective May 1997 (and as amended in 2000), Bancorp adopted the Commerce Bancorp, Inc. 1997 Employee Stock Option Plan (the "1997 Plan") which provides for the purchase of a total of not more than 34,470,308 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through the Record Date) by officers and key employees of Bancorp or its subsidiary corporations. Pursuant to the 1997 Plan, stock options may be granted which qualify under the Code as incentive stock options as well as stock options that do not qualify as incentive stock options. No further options may be granted under the 1997 Plan. As of the Record Date, options to purchase 14,831,393 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through the Record Date) were outstanding under the 1997 Plan.

Effective June 2004, Bancorp adopted the Commerce Bancorp, Inc. 2004 Employee Stock Option Plan (the "2004 Plan") which provides for the purchase of a total of not more than 30,000,000 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through the Record Date) by officers and key employees of Bancorp or its subsidiary corporations. Pursuant to the 2004 Plan, stock options may be granted which qualify under the Code as incentive stock options as well as stock options that do not qualify as incentive stock options. All officers and key employees of Bancorp or any current or future subsidiary corporation are eligible to receive options under the 2004 Plan. As of the Record Date, options to purchase 11,552,643 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through the Record Date) had been granted under the 2004 Plan and options to purchase 18,447,357 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through the Record Date) were available for issuance under the 2004 Plan.

The 1997 Plan and 2004 Plan are collectively referred to as the "Employee Plans."

The purpose of the Employee Plans is to provide additional incentive to employees of Bancorp and its subsidiary corporations by encouraging them to invest in Bancorp's Common Stock and thereby acquire a proprietary interest in Bancorp and an increased personal interest in Bancorp's continued success and progress.

Subject to ratification of the Board, the Employee Plans are administered by the Compensation Committee, which is appointed by the Board and consists only of directors who are not eligible to receive options under the Employee Plans. Subject to the ratification of the Board, the Compensation Committee determines, among other things, which officers and key employees receive an option or options under the Employee Plans, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, the number of shares subject to each option, the rate of option exercisability, and, subject to certain other provisions to be discussed below, the option price and duration of the option. Under the 2004 Plan, no individual may be granted a number of options that is more than 50% of the total number of shares of Bancorp Common Stock authorized for issuance under the 2004 Plan. In addition, incentive stock options first exercisable by an employee in any one year under the 2004 Plan (and all other Employee Plans of Bancorp) may not exceed $100,000 in value (determined at the time of grant). Subject to the ratification of the Board, the Compensation Committee may modify or amend any of the option terms herein described, provided that if an incentive stock option is granted, the option as modified or amended continues to be an incentive stock option.

In the event of any change in the capitalization of Bancorp, such as by stock dividend, stock split or what the Board deems in its sole discretion to be similar circumstances, the aggregate number and kind of shares which may be issued under the Employee Plans will be appropriately adjusted in a manner determined in the sole discretion of the Board. Reacquired shares of Bancorp's Common Stock, as well as unissued shares, may be used for the purpose of the 2004 Plan. The option price for options issued under the 2004 Plan must be at least equal to 100% of the fair market value of the Bancorp Common Stock as of the date the option is granted.

Options granted after January 1, 2003 pursuant to the Employee Plans are not exercisable until one year after the date of grant and then are exercisable ratably over four years. Under the Employee Plans, in the event of a "change in control" of Bancorp, as defined in the Employee Plans, each optionee may exercise the total number of shares then subject to the option. The Compensation Committee has the authority to provide for a different rate of option exercisability for any optionee.

On December 8, 2005, the Board approved the acceleration of vesting of all outstanding unvested options granted prior to July 1, 2005. The acceleration was effective December 16, 2005.

Except as otherwise authorized by the Compensation Committee with respect to non-qualified stock options only, options are not transferable, except by will or the laws of descent and distribution in the event of death.

Under the Employee Plans, unless terminated earlier by the option's terms, both incentive stock options and non-qualified stock options expire ten years after the date they are granted. Options terminate immediately if employment is terminated for cause, otherwise, options terminate three months after the date on which employment is terminated (whether such termination be voluntary or involuntary), other than by reason of death or disability. The option terminates one year from the date of termination due to death or disability (but not later than the scheduled termination date). During an optionee's lifetime, the option is exercisable only by the optionee including, for this purpose, the optionee's legal guardian or custodian in the event of disability, except that, if specifically permitted by the Compensation Committee or the Board, non-qualified stock options are transferable. In any event, options may be exercised only as to any shares which an employee had a right to purchase and did not purchase prior to termination of employment, or termination due to disability or death.

During 2006, Bancorp granted stock options to purchase an aggregate of 4,025,565 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through the Record Date) at an average exercise price of $36.49 per share (as adjusted for all stock splits and stock dividends through the Record Date) under Bancorp’s Employee Plans. During 2006, a total of 4,342,103 options were exercised under the Employee Plans.

Grants of Plan-Based Awards in 2006

The following table sets forth certain information regarding option awards granted during 2006 to each of the named executive officers.

Name	Grant Date	Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards (2)	Grant Date Fair Value of Option Awards (3)

Vernon W. Hill, II	March 14, 2006	500,000	$36.37	$4,785,000

Douglas J. Pauls	March 14, 2006	30,000	36.37	287,100
Dennis M. DiFlorio	March 14, 2006	150,000	36.37	1,435,500
Robert D. Falese, Jr.	March 14, 2006	150,000	36.37	1,435,500
George E. Norcross, III.	March 14, 2006	100,000	36.37	957,000
____________________________

(1)
This column shows the number of stock options granted in 2006 to each named executive officer. These options are not exercisable until one year after the date of grant and then are exercisable ratably over four years.

(2)
This column shows the exercise price for options granted in 2006 to each named executive officer, which was the closing price of Bancorp Common Stock on March 14, 2006, the date the options were granted.

(3)
This column shows the full grant date fair value, under FAS 123(R), of options granted to each named executive officer in 2006. Generally, the full grant date fair value is the amount Bancorp would recognize for financial statement reporting purposes over the award’s vesting schedule. Options granted in 2006 were valued at $9.57 using a Black-Scholes option pricing model in accordance with FAS 123(R). For a discussion of valuation assumptions, see Note 16 to Bancorp’s consolidated financial statements included in Bancorp’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

Outstanding Equity Awards at December 31, 2006

The following table sets forth certain information as of December 31, 2006 regarding stock option awards for each named executive officer, as adjusted for all stock splits and stock dividends through the Record Date. The table includes vested and unvested awards. Each grant is shown separately for each named executive officer.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options - Exercisable (1)	Number of Securities Underlying Unexercised Options - Unexercisable	Option Exercise Price	Option Expiration Date

Vernon W. Hill, II	December 16, 1997	578,792		$8.05	December 16, 2007
	June 29, 1998	551,240		10.15	June 29, 2008
	December 15, 1998	440,992		10.92	December 15, 2008
	December 21, 1999	419,996		9.64	December 21, 2009
	January 31, 2001	400,000		15.30	January 31, 2011
	February 4, 2002	300,000		20.06	February 4, 2012
	February 18, 2003	300,000		21.40	February 18, 2013
	February 3, 2004	300,000		29.45	February 3, 2014
	March 8, 2005	200,000		31.38	March 8, 2015
	March 14, 2006		500,000	36.37	March 14, 2016
Douglas J. Pauls	December 16, 1997	23,952		8.05	December 16, 2007
	December 15, 1998	37,068		10.92	December 15, 2008
	December 21, 1999	42,000		9.64	December 21, 2009
	January 31, 2001	60,000		15.30	January 31, 2011
	February 4, 2002	40,000		20.06	February 4, 2012
	February 18, 2003	50,000		21.40	February 18, 2013
	February 3, 2004	50,000		29.45	February 3, 2014
	March 8, 2005	30,000		31.38	March 8, 2015
	March 14, 2006		30,000	36.37	March 14, 2016

Name	Option Grant Date	Number of Securities Underlying Unexercised Options - Exercisable (1)	Number of Securities Underlying Unexercised Options - Unexercisable	Option Exercise Price	Option Expiration Date
Dennis M. DiFlorio	December 16, 1997	28,962		$8.05	December 16, 2007
	December 15, 1998	110,240		10.92	December 15, 2008
	December 21, 1999	209,996		9.64	December 21, 2009
	January 31, 2001	200,000		15.30	January 31, 2011
	February 4, 2002	150,000		20.06	February 4, 2012
	February 18, 2003	150,000		21.40	February 18, 2013
	February 3, 2004	150,000		29.45	February 3, 2014
	March 8, 2005	100,000		31.38	March 8, 2015
	March 14, 2006		150,000	36.37	March 14, 2016
Robert D. Falese, Jr.	February 4, 2002	145,016		20.06	February 4, 2012
	February 18, 2003	140,656		21.40	February 18, 2013
	February 3, 2004	150,000		29.45	February 3, 2014
	March 8, 2005	100,000		31.38	March 8, 2015
	March 14, 2006		150,000	36.37	March 14, 2016
George E. Norcross, III.	December 16, 1997	202,576		8.05	December 16, 2007
	December 15, 1998	220,496		10.92	December 15, 2008
	December 21, 1999	209,996		9.64	December 21, 2009
	January 31, 2001	200,000		15.30	January 31, 2011
	February 4, 2002	200,000		20.06	February 4, 2012
	February 18, 2003	200,000		21.40	February 18, 2013
	February 3, 2004	200,000		29.45	February 3, 2014
	March 8, 2005	100,000		31.38	March 8, 2015
	March 14, 2006		100,000	36.37	March 14, 2016
(1) Options granted after January 1, 2003 pursuant to the Employee Plans are not exercisable until one year after the date of grant and then are exercisable ratably over four years. Under the Employee Plans, in the event of a "change in control" of Bancorp, as defined in the Employee Plans, each optionee may exercise the total number of shares then subject to the option.

Option Exercises During 2006

The following table sets forth certain information regarding individual exercises of stock options during 2006 by each named executive officer.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise

Vernon W. Hill, II (1)	799,172	$25,254,787
Douglas J. Pauls	-	-
Dennis M. DiFlorio	-	-
Robert D. Falese, Jr. (2)	21,068	312,142
George E. Norcross, III.	-	-

(1)
Mr. Hill exercised (a) 191,424 stock options on January 2, 2006 with an exercise price of $3.44 and a market price of $34.41 and (b) exercised 607,748 stock options on December 18, 2006 with an exercise price of $4.78 and a market price of $36.58.

(2)
Mr. Falese exercised (a) 132 stock options on August 1, 2006 with an exercise price of $10.92 and a market price of $33.92, (b) 6,608 stock options on August 1, 2006 with an exercise price of $15.30 and a market price of $33.92, (c) 4,984 stock options on August 1, 2006 with an exercise price of $20.06 and a market price of $33.92 and (d) 9,344 stock options on August 1, 2006 with an exercise price of $21.40 and a market price of $33.92.

Nonqualifed Defined Contribution and Other Nonqualified Deferred Compensation Plans for 2006

The following table sets forth contributions, aggregate earnings in the last fiscal year and the aggregate balance at the last fiscal year end under the SERP. Effective January 1, 2004, the Board formalized the SERP, which was previously approved on January 1, 1992, for certain designated executive officers in order to provide supplemental retirement income. The SERP is intended to constitute a nonqualified deferred compensation retirement plan, which is unfunded and maintained by Bancorp primarily for the purpose of providing deferred compensation for a select group of management. Annual contributions are made at the discretion of Bancorp’s President and earnings credits are made at the discretion of the Compensation Committee.

Participants, or their beneficiaries, as applicable, are entitled to receive the vested balance of their accounts upon termination of employment, except in the case of termination of employment for good cause or under the circumstances related to good cause, as defined in the SERP, which results in a participant forfeiting his account balance.

Depending on the status of the participant, the participant’s interest in the deferred compensation account will be fully vested either starting upon his participation in the SERP or after five years of participation in the SERP. The vesting of an unvested interest will be accelerated when the participant reaches age 65 or when the participant is terminated from employment due to death, disability or upon a change in control of Bancorp, as defined in the SERP.

Bancorp has full authority and responsibility to interpret and construe the SERP, including, but not limited to, determination of all benefits under the SERP, and may amend or terminate the SERP at any time in its sole discretion. Following termination of the SERP, Bancorp may pay each participant an amount equal to the unpaid vested balance of the participant’s deferred compensation account.

Name	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year (1)	Aggregate Balance at Last Fiscal Year End (2)
Vernon W. Hill, II	$-	$158,477	$3,288,891
Douglas J. Pauls	-	1,397	28,992
Dennis M. DiFlorio	-	48,951	1,015,891
Robert D. Falese, Jr.	-	41,240	855,854
George E. Norcross, III.	-	51,801	1,075,036

(1)
This column shows discretionary earnings credits for each named executive officer. As the earnings credited to each account in 2006 did not represent an above-market rate, no amounts are included in the Summary Compensation Table.

(2)
Amounts previously reported in All Other Compensation within the Summary Compensation Table are as follows: Hill, $2,836,000; DiFlorio, $876,000; Falese, $738,000; and Norcross, $927,000. Mr. Pauls was not included in the Summary Compensation Table prior to 2006.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (CD&A). Based upon its review and discussions with management, the Compensation Committee recommended to the Board that the CD&A be included in Bancorp’s Form 10-K for the fiscal year ended December 31, 2006 and in Bancorp’s 2007 proxy statement.

This Compensation Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement, except to the extent that Bancorp specifically requests that the Report be specifically incorporated by reference.

COMPENSATION COMMITTEE

Morton N. Kerr, Chairman
Jack R Bershad
Joseph S. Vassalluzzo

Certain Related Party Transactions

Review and Approval

The Board has adopted written policies setting forth procedures for the review and approval of transactions involving the Company and related parties: directors; executive officers; and immediate family members of director or executive officers. Per the policy, the Board is responsible for reviewing and approving all related party transactions involving directors, executive officers or an immediate family member of a director or executive officer. Directors may not participate in the approval of a related party transaction in which he or any member of his immediate family member participates, except that the director shall provide all material information regarding the transaction. In the course of its review and approval of a related party transaction, the Board considers, among other things: the nature of the related party’s interest in the transaction; the material terms of the transaction; the importance of the transaction to the Company; and other matters deemed appropriate. The policy contains a listing of transactions involving directors, executive officers or an immediate family member of a director or executive officer that are not required to have Board approval. These are typically limited to ordinary banking transactions or relationships, including deposit and certain lending transactions. The policy in place for 2006 defined immediate family as the spouse and dependent children of Bancorp’s directors and executive officers. As such, the policy in place during 2006 did not require the Board to review and approve, and the Board did not review and approve, every transaction disclosed below.

In addition, Bancorp has written policies regarding the use of independent real estate appraisers for any property to be leased or purchased from related parties. The purpose of obtaining independent appraisals for these transactions is to ensure that the proposed lease or purchase price of such property is consistent with the fair market value of the property, which would be the amount paid under similar terms and conditions were the property not owned by a related party.

Related Party Transactions

Certain directors and executive officers of Bancorp and its subsidiaries and certain of their immediate family members and certain corporations or organizations with which they are affiliated have had and expect to continue to have loan and other transactions with Bancorp's subsidiaries. All such loans and other transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at that time for comparable transactions for unrelated parties, and did not involve more than the normal risk of uncollectibility or present other unfavorable features.

Certain directors and executive officers have immediate family members who are employed by Bancorp or a subsidiary. The compensation of each such family member was established in accordance with Bancorp’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Immediate family members employed by Bancorp, or a subsidiary, and his or her 2006 compensation (salary, bonus and the dollar amount recognized for financial statement reporting purposes during 2006 for the fair value of stock options) are as follows: the son-in-law of Mr. Hill, $153,475; and the son of Mr. Buckelew, $175,000. The wife of Mr. DiFrancesco and the daughter of Mr. Hill are employed by Bancorp or a subsidiary, however neither was compensated in excess of $120,000 during 2006. None of the employees is, or reports directly to, any executive officer of Bancorp.

Mr. DiFrancesco is a partner in the law firm of DiFrancesco, Bateman, Coley, Yospin, Kunzman, Davis & Lehrer, P.C., which Bancorp and its subsidiaries retained during Bancorp's last fiscal year. Bancorp paid approximately $205,000 to this law firm in 2006 for legal services.

Bancorp has retained Parker McCay P.A., or its predecessor firms, for legal services for over thirty years. Currently, the managing partner of Parker McCay, P.A. is a brother of Mr. Norcross, director of Bancorp and Commerce NA and Chairman and Chief Executive Officer of Commerce Banc Insurance Services, Inc. During 2006, Bancorp paid approximately $1.4 million to this law firm for legal services. The Board did not approve services provided by this firm.

Management believes that the legal fees paid for the foregoing services are comparable to those that would have been paid to non-affiliated parties for similar services.

Bancorp has nineteen operating leases, entered into during 2002 and prior, for land and bank premises with limited partnerships in which Mr. Hill is a partner or in which a corporation owned by Mr. Hill is a partner, or from the Hill Family Trust. The aggregate annual rents under these leases for 2006 was approximately $1.9 million. These leases expire periodically beginning 2008 but are renewable through 2042. In addition, Bancorp has three operating land leases, entered into during 2004 and prior, with partnerships partially owned by family members of Mr. Hill. Two of the leases are with partnerships 30% owned by a brother of Mr. Hill. The other lease is with a partnership 30% owned by a son of Mr. Hill. The aggregate rents under these leases for 2006 was approximately $372,000. These leases expire between 2019 and 2024 but are renewable through 2044.

Management believes that the rents paid for each of the foregoing leases is and was comparable to the rents that would have been paid to non-affiliated parties in similar commercial transactions for similar locations, assuming that such locations were available.

During 2006, Bancorp obtained appraisal services from Markeim Chalmers Appraisals, an appraisal company whose president and 50% owner is a son-in-law of Mr. Kerr, director of Commerce Bancorp and Commerce NA. Bancorp paid approximately $119,000 to this firm in 2006. The Board did not approve services provided by this company. Management believes amounts paid in 2006 were substantially equivalent to those that would have been paid to an unaffiliated company for the performance of similar services.

During 2006, Bancorp utilized Interstate Commercial Real Estate, Inc. (“Interstate Commercial”), a commercial real estate development company/broker for all of its real estate transactions. Interstate Commercial received commissions paid by the seller for such services in 2006. A brother and son of Mr. Hill are executive officers and commissioned employees of Interstate Commercial. Based on information provided by Interstate Commercial, Mr. Hill’s brother and son earned commissions from sellers of approximately $770,000 and $350,000, respectively, during 2006. Management believes seller commissions earned by Interstate Commercial were substantially equivalent to those that would have been earned by unaffiliated companies for the performance of similar services.

Bancorp obtained architectural design and facilities management services from InterArch, Inc., a business owned by the wife of Mr. Hill. Bancorp spent $9.2 million in 2006 for such services and related costs. Management believes these disbursements were substantially equivalent to those that would have been paid to unaffiliated companies for similar services.

During 2006, Bancorp and its subsidiaries utilized the facilities of Galloway National Golf Club for the purpose of business development. Bancorp paid approximately $643,000 in 2006 for the use of these facilities. Mr. Hill is a principal equity holder, and Messrs. Norcross and Lewis each are equity holders, of Galloway National Golf Club. Management believes such expenses were substantially equivalent to those that would have been paid to unaffiliated companies for utilization of similar facilities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Bancorp's directors and executive officers, and persons who own more than 10% of a registered class of Bancorp's equity securities, to file with the SEC reports about their beneficial ownership of Common Stock and other equity securities of Bancorp. All such persons are required by SEC regulations to furnish Bancorp with copies of all Section 16(a) reports they file.

Based solely on review of the copies of reports furnished to Bancorp and written representations that no other reports were required during the fiscal year ended December 31, 2006, Bancorp believes all directors, executive officers and greater than 10% beneficial owners complied with the reporting requirements of Section 16(a), with the exception of: (a) Joseph T. Tarquini, Jr. filed a Form 4 in connection with an exercise of stock options and sale of shares of Common Stock which was not timely; (b) William A. Schwartz, Jr. filed a Form 4 in connection with an exercise of stock options which was not timely; (c) Steven M. Lewis filed a Form 4 in connection with a purchase of Common Stock which was not timely; (d) Jack R Bershad filed a Form 4 in connection with the exercise of stock options and payment of the exercise price with shares of Common Stock which was not timely; (e) and each director and executive officer filed a Form 4 in connection with the grant of stock options which was not timely.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as Bancorp’s independent registered public accounting firm for the year ended December 31, 2006. The Audit and Risk Management Committee has not completed its evaluation and as such has not yet selected or recommended an independent registered public accounting firm for the year ending December 31, 2007. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and to have the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees(1) for professional services rendered for Bancorp by Ernst & Young LLP as of or for the years ended December 31, 2006 and 2005 were:

	2006	2005
Audit fees	$2,700,000	$1,957,500
Audit-Related fees	85,000	63,000
All Other fees	41,925	28,583
Total	$2,826 ,925	$2,049,083

Audit fees for the years ended December 31, 2006 and 2005, respectively, were for professional services rendered for the audits of the consolidated financial statements of Bancorp, quarterly reviews, issuance of consents, review of registration statements filed with the SEC, accounting consultations, required regulatory reporting under FDICIA and services provided in connection with Bancorp’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The amount for 2006 represents an estimate of fees, which have not yet been fully billed.

Audit-Related fees for the years ended December 31, 2006 and 2005, were for employee benefit plan audits and other attest services not required by statute or regulation.

All other fees for the years ended December 31, 2006 and 2005 were primarily for licensing fees associated with cash management software.

Tax fees - no tax services were provided for the years ended December 31, 2006 and 2005.

The Audit and Risk Management Committee has considered and determined that the services provided by Ernst & Young LLP are compatible with maintaining Ernst & Young LLP's independence.

The Audit and Risk Management Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditor. The policy provides for pre-approval by the Audit and Risk Management Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit and Risk Management Committee must approve the permitted service before the independent auditor is engaged. The Audit and Risk Management Committee pre-approved all of the audit and non-audit services provided to Bancorp by Ernst & Young LLP in fiscal year 2006.
____________________________

(1) The aggregate fees included in audit fees represent estimated fees for 2006 and billed fees for 2005. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

SHAREHOLDER PROPOSALS

Pursuant to the proxy rules promulgated under the Exchange Act, Bancorp shareholders are notified that the deadline for providing Bancorp timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at Bancorp's Annual Meeting to be held in 2008 (the "2008 Annual Meeting") will be February 27, 2008. As to all such matters which Bancorp does not have notice on or prior to February 27, 2008, discretionary authority shall be granted to the persons designated in Bancorp's proxy related to the 2008 Annual Meeting to vote on such proposal.

A shareholder proposal for the 2008 Annual Meeting must be submitted to Bancorp at its headquarters located at the Commerce Atrium, 1701 Route 70 East, Cherry Hill, NJ 08034, Attention: C. Edward Jordan, Jr., on or prior to December 14, 2007 to receive consideration for inclusion in Bancorp's proxy materials relating to the 2008 Annual Meeting. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

LEGAL PROCEEDINGS

On January 22, 2007, a purported shareholder derivative complaint was filed in the United States District Court for the District of New Jersey, by a party identifying itself as a shareholder of Bancorp purporting to act on behalf of Bancorp against the Chairman and Chief Executive Officer of Bancorp and possibly certain present and former directors and officers of Bancorp and their related interests. Bancorp is also named as a “nominal defendant.” The suit alleges breaches of fiduciary duty, waste of corporate assets and unjust enrichment arising from certain related party transactions. The complaint seeks monetary damages, disgorgement, and other relief against the defendants on behalf of Bancorp. The complaint does not seek monetary damages from Bancorp but does seek that Bancorp take certain corrective actions.

Bancorp has received two demand letters from law firms not involved in the derivative action described above, on behalf of shareholders who also are not involved in the derivative action, demanding that the Board bring claims on behalf of Bancorp against certain present and former directors and officers of Bancorp and their related interests based on allegations substantially similar to those that were alleged in the proposed shareholder derivative action described above and, separately, demand that certain records of Bancorp be made available for inspection.

In response to the complaint and demand letter, the Board adopted a board resolution establishing a Special Litigation Committee (made up of independent directors) to independently investigate, review and analyze the facts and circumstances surrounding the allegations made in the complaint and demand letter. The Special Litigation Committee has engaged independent outside counsel to advise it. Bancorp intends to file a motion to stay the complaint and the demands set forth in the demand letter pending the outcome of the investigation being conducted by the Special Litigation Committee.

HOUSEHOLDING

In order to reduce printing cost and postage fees, Bancorp has adopted the process called “householding” for mailing its annual report and proxy statement to “street name holders,” which refers to shareholders whose shares are held in a stock brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of Bancorp’s annual report and proxy statement, unless Bancorp receives contrary instructions from a street name holder at that address. Bancorp will continue to mail a proxy card to each shareholder of record.

If you prefer to receive multiple copies of Bancorp’s proxy statement and annual report at the same address, you may obtain additional copies by writing to Bancorp at its headquarters located at the Commerce Atrium, 1701 Route 70 East, Cherry Hill, NJ 08034, Attention: C. Edward Jordan, Jr. Eligible shareholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting Bancorp in the same manner.

OTHER MATTERS

Bancorp is not currently aware of any matters which will be brought before the Annual Meeting (other than procedural matters) which are not referred to in the enclosed Notice of Annual Meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to those matters described in Rule 14a-4(c) under the Exchange Act, including matters that the Board does not know, a reasonable time before proxy solicitation, are to be presented at the Annual Meeting. If any such matters are presented at the Annual Meeting, then the persons named in the enclosed proxy will vote in accordance with their best judgment.

A COPY OF BANCORP'S CORPORATE GOVERNANCE GUIDELINES, CODE OF BUSINESS CONDUCT AND ETHICS, CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS, THE CHARTERS OF ITS AUDIT AND RISK MANAGEMENT, COMPENSATION AND NOMINATING AND GOVERNANCE COMMITTEES AND ITS ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR THE YEAR ENDED DECEMBER 31, 2006 WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN OR ORAL REQUEST TO C. EDWARD JORDAN, JR., EXECUTIVE VICE PRESIDENT, COMMERCE BANCORP, INC., COMMERCE ATRIUM, 1701 ROUTE 70 EAST, CHERRY HILL, NEW JERSEY, 08034-5400, 856-751-9000.

By Order of the Board of Directors
C. Edward Jordan, Jr.,
Secretary

PROXY
Commerce Bancorp, Inc.
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 15, 2007
5:30 p.m.

This proxy is solicited on behalf of the Board of Directors of Commerce Bancorp, Inc.

The undersigned hereby appoints Morton N. Kerr and Daniel J. Ragone and each of them, as proxies of the undersigned, each with power to act without the other and with power of substitution, and hereby authorizes each of them to represent and vote, as designated on the other side, all the shares of stock of Commerce Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote, standing in the name of the undersigned with all powers which the undersigned would possess if present, at the Annual Meeting of Shareholders of the Company to be held on May 15, 2007, or any postponement or adjournment thereof. The undersigned hereby directs this proxy to be voted as indicated on the reverse side.

UNLESS YOU SPECIFY OTHERWISE,THIS PROXY WILL BE VOTED “FOR”THE ELECTION OF THE NOMINEES AS DIRECTED.

DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY’S PROXY STATEMENT.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE
INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

\/    FOLD AND DETACH HERE    \/

YOUR VOTE IS IMPORTANT!

COMMERCE BANCORP, INC. — ANNUAL MEETING, MAY 15, 2007 — 5:30 p.m.

COMMERCE UNIVERSITY
4140 CHURCH ROAD
MT. LAUREL, NEW JERSEY
856-751-9000

You can vote in one of three ways:

1. Call toll free 1-866-818-9353 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or

2. Via the Internet at https://www.proxyvotenow.com/cbh and follow the instructions.
or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Annual Meeting Shareholders MAY 15, 2007		Revocable Proxy Commerce Bancorp, Inc.		Please mark as indicated in this example [X]

	For	Withhold All	For All Except	2. In their discretion, upon other matters as may properly come before the meeting or any adjournments thereof.
1. For the election of the following nominees to the Board of Directors for the ensuing year:	[ ]	[ ]	[ ]
				Mark here if you plan to attend the meeting	[ ]
(01) Vernon W. Hill, II (03) Joseph E. Buckelew (05) Nicholas A. Giordano (07) Steven M. Lewis (09) George E. Norcross, III (11) William A. Schwartz, Jr. (13) Joseph S. Vassalluzzo	(02) Jack R Bershad (04) Donald T. DiFrancesco (06) Morton N. Kerr (08) John K. Lloyd (10) Daniel J. Ragone (12) Joseph T. Tarquini, Jr.			Mark here for address change and note change	[ ]

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

NOTE: Signature(s) should correspond with name appearing on stock certificate(s). When signing in a fiduciary or representative capacity, sign full title as such. When more than one owner, each should sign.

Please be sure to date and sign this proxy card in the box below.		Date

Sign above

* * * IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW * *

/\   FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL   /\

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:
1.  By Mail; or
2.  By Telephone (using a Touch-Tone Phone); or
3.  By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 15, 2007.  It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 15, 2007 1-866-818-9353	Vote by Internet anytime prior to 3 a.m., May 15, 2007 go to https://www.proxyvotenow.com/cbh

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!